Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

INOZYME PHARMA, INC.

at

$4.00 Net Per Share

by

INCLINE MERGER SUB, INC.

a wholly-owned subsidiary of

BIOMARIN PHARMACEUTICAL INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,

EASTERN TIME, ON JUNE 30, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 16, 2025 (AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “MERGER AGREEMENT”), BY AND AMONG (I) INOZYME PHARMA, INC., A DELAWARE CORPORATION (“INOZYME”), (II) BIOMARIN PHARMACEUTICAL INC., A DELAWARE CORPORATION (“PARENT”), AND (III) INCLINE MERGER SUB, INC., A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF PARENT (“PURCHASER”). PURCHASER IS OFFERING TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE (THE “SHARES”), OF INOZYME FOR $4.00 PER SHARE, IN CASH, WITHOUT INTEREST, SUBJECT TO ANY APPLICABLE WITHHOLDING OF TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS FROM TIME TO TIME HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT AS SOON AS PRACTICABLE FOLLOWING (BUT IN ANY EVENT ON THE SAME DAY AS) THE ACCEPTANCE OF THE SHARES FOR PAYMENT (THE “OFFER ACCEPTANCE TIME”), SUBJECT TO THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN THE MERGER AGREEMENT, PURCHASER WILL BE MERGED WITH AND INTO INOZYME (THE “MERGER”), WITHOUT A VOTE OF THE STOCKHOLDERS OF INOZYME IN ACCORDANCE WITH SECTION 251(h) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).

THE BOARD OF DIRECTORS OF INOZYME, AT A MEETING DULY CALLED AND HELD, UNANIMOUSLY (A) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (THE “TRANSACTIONS”), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTEREST OF INOZYME AND ITS STOCKHOLDERS, (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY INOZYME OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, (C) RESOLVED THAT THE MERGER WILL BE EFFECTED UNDER SECTION 251(h) OF THE DGCL AND (D) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF INOZYME TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

CONCURRENTLY WITH THE EXECUTION OF THE MERGER AGREEMENT, CERTAIN STOCKHOLDERS OF INOZYME ENTERED INTO TENDER AND SUPPORT AGREEMENTS (THE “SUPPORT AGREEMENTS”). PURSUANT TO THE SUPPORT AGREEMENTS, EACH OF THESE STOCKHOLDERS HAS AGREED, AMONG OTHER THINGS, TO TENDER, OR CAUSE TO BE TENDERED, PURSUANT TO THE OFFER, ALL SHARES HELD OF RECORD AND BENEFICIALLY OWNED BY SUCH PERSONS IMMEDIATELY PRIOR TO THE TIME OF EXPIRATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING THEREOF. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THAT THE NUMBER OF SHARES (I) VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) PRIOR TO THE TIME THAT THE OFFER EXPIRES, AND (II) OTHERWISE BENEFICIALLY OWNED BY PARENT OR PURCHASER (OR ANY WHOLLY-OWNED SUBSIDIARY OF PARENT OR PURCHASER), IF ANY, COLLECTIVELY REPRESENT AT LEAST ONE (1) SHARE MORE THAN 50% OF THE THEN-ISSUED AND OUTSTANDING SHARES AS OF THE EXPIRATION OF THE OFFER (EXCLUDING ANY SHARES TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN “RECEIVED” (AS SUCH TERM IS DEFINED IN SECTION 251(h)(6)(f) OF THE DGCL)).

A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER IS PROVIDED HEREIN UNDER THE HEADING “SUMMARY TERM SHEET”. THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS ALSO MAY CONTACT THEIR BROKERS, DEALERS, BANKS, TRUST COMPANIES OR OTHER NOMINEES FOR ASSISTANCE CONCERNING THE OFFER.

June 2, 2025

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate (if applicable) and any other documents required in the Letter of Transmittal to Computershare Trust Company, N.A., the paying agent for the Offer (the “Paying Agent”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must be received by the Paying Agent prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Paying Agent prior to the expiration of the Offer, or you cannot complete the procedure for delivery of book-entry transfer prior to the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer, at +1 (877) 687-1871 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries) for assistance. Banks and brokers may call collect at +1 (212) 750-5833. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares and any other required documents (or in the case of a book-entry transfer, an Agent’s Message (defined in “The Offer—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and confirmation of a book-entry transfer of the Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”) must be received by the Paying Agent prior to the expiration of the Offer (currently scheduled as one minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless extended or earlier terminated as permitted by the Merger Agreement (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”)), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase are followed.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

SUMMARY TERM SHEET

Incline Merger Sub, Inc. (“Purchaser”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Inozyme Pharma, Inc. (“Inozyme”) for $4.00 per share (the “Offer Price” or the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as each may be amended or supplemented from time to time) (collectively, the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of May 16, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Inozyme, Parent and Purchaser. The following are some of the questions you, as an Inozyme stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser. The information concerning Inozyme contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by Inozyme or has been taken from or is based upon publicly available documents or records of Inozyme on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy or completeness of such information.

Securities Sought	All of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Inozyme.

Price Offered Per Share	$4.00, in cash, without interest, subject to any applicable withholding of taxes.

Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”).

Purchaser	Incline Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation.

Who is offering to buy my securities?

Our name is Incline Merger Sub, Inc., a wholly-owned subsidiary of Parent. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding Shares and completing the process by which we will be merged with and into Inozyme. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Purchaser and Parent.”

What securities are you offering to purchase?

We are offering to acquire all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of Inozyme common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer to acquire the entire equity interest in Inozyme. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”) and other applicable legal requirements, Purchaser will be merged with and into Inozyme (the “Merger”), with Inozyme surviving the Merger. Upon consummation of the Merger, Inozyme will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $4.00 per Share, in cash, without interest, subject to any applicable withholding of taxes. If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $340 million to acquire all Shares pursuant to the Offer and the Merger, to pay amounts payable in respect of the Inozyme Options and Inozyme RSUs (each as defined below), to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. Parent intends to finance the acquisition of Shares in the Offer and Merger through its cash on hand or other liquid financial resources.

Neither the consummation of the Offer nor the Merger is subject to, or contingent upon, any financing condition or the receipt of proceeds from any debt financing or borrowings. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition or the financial condition of Parent is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

as described above, we, through Parent and its controlled affiliates, will have sufficient funds available to acquire all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to occur as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time (as defined below), subject to the satisfaction or waiver of the other conditions to the consummation of the Offer set forth in the Merger Agreement;

•	consummation of the Offer is not subject to, or contingent upon, any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares in the Merger for the same cash per Share price payable in connection with the Offer.

See “The Offer—Section 10—Source and Amount of Funds.”

What are the conditions to the Offer?

Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment or the purchase of any Shares validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer), and, to the extent permitted by the Merger Agreement, may terminate the Offer or amend the Offer as otherwise permitted by the Merger Agreement and not accept for payment any tendered Shares: (a) if the Merger Agreement has been terminated in accordance with its terms; and (b) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of Merger Agreement), if any of the following conditions have not been satisfied or waived in writing by Parent as of the Expiration Date:

•

the number of Shares (a) validly tendered (and not validly withdrawn) prior to the Expiration Date and (b) otherwise beneficially owned by Parent or Purchaser (or any wholly-owned subsidiary of Parent or Purchaser), if any, collectively represent at least one Share more than 50% of the then-issued and outstanding Shares as of the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) (the “Minimum Condition”);

•

(a) the representations and warranties of Inozyme set forth in Section 4.4(a), Section 4.4(c) and Section 4.4(e) (Capitalization, Etc.) of the Merger Agreement will have been accurate in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and will be accurate in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (b) the representations and warranties of Inozyme set forth in Section 4.1 (Due Organization; Subsidiaries Etc.) Section 4.4 (Capitalization, Etc.) (other than Section 4.4(a), Section 4.4(c) and Section 4.4(e)), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.26 (Merger Approval) and Section 4.28 (Brokers and Other Advisors) of the Merger Agreement will have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and will be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (c) the representations and warranties of Inozyme set forth in Section 3.5(a) (Absence of Changes) will have been accurate as of the date of the Merger Agreement and will be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard set forth in this clause (c) only as of such date)); (d) all of the other representations and warranties of Inozyme set forth in the Merger Agreement (other than those referred to in clauses (a), (b) and (c) above) will have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and will be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect (the “Representations Condition”);

•

Inozyme having complied with or performed in all material respects all of Inozyme’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•

Since the date of the Merger Agreement, there will not have occurred any Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “The Offer—Section 15—Conditions to the Offer”) that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

•

The waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any timing agreement with any governmental body has expired or been terminated (the “Regulatory Condition”);

•

Parent and Purchaser having received a certificate executed on behalf of Inozyme by Inozyme’s Chief Executive Officer or its Chief Financial Officer confirming that the Representations Condition, the Obligations Condition and the MAE Condition have been duly satisfied;

•

there not having been issued by any court of competent jurisdiction or remaining in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer, nor any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body of competent jurisdiction that remains in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “Order Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof. “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable laws (including non- U.S. laws) issued by a governmental body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Is there an agreement governing the Offer?

Yes. Inozyme, Parent and Purchaser have entered into the Agreement and Plan of Merger, dated as of May 16, 2025. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into Inozyme. See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

What does Inozyme’s board of directors think about the Offer?

Inozyme’s board of directors (the “Inozyme Board”), at a meeting duly called and held, unanimously:

•

determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to, and in the best interest of, Inozyme and its stockholders;

•

approved the execution, delivery and performance by Inozyme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

•	resolved that the Merger will be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that the stockholders of Inozyme tender their Shares to Purchaser pursuant to the Offer.

Promptly following the commencement of the Offer, Inozyme will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) indicating the approval of the Merger Agreement, the Offer, the Merger and the other Transactions by the Inozyme Board and recommending that Inozyme’s stockholders tender their Shares pursuant to the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with Inozyme” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.” We expect that a more complete description of the reasons for the Inozyme Board’s approval of the Offer and the Merger will be set forth in the Schedule 14D-9 filed with the SEC and mailed to Inozyme stockholders.

How long do I have to decide whether to tender my Shares in the Offer?

You have until one minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, to decide whether to tender your Shares in the Offer. See “The Offer—Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to Computershare Trust Company, N.A., the paying agent for the Offer (the “Paying Agent”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date.

When and how will I be paid for my tendered Shares?

In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver of the conditions to the Offer set forth in “The Offer—Section 15—Conditions to the Offer,” Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after (and in any event, no more than one (1) business day after) the Offer Acceptance Time.

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Paying Agent, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s Message (defined in “The Offer—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) in connection with a book-entry delivery of Shares, and any other required documents for such Shares.

Can the Offer be extended and under what circumstances?

Yes. If, as of the scheduled Expiration Date, any of the conditions to the Offer (the “Offer Conditions”) is not satisfied (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition, the Termination Condition, the Regulatory Condition or the Order Condition), Purchaser will, and Parent will cause Purchaser to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied and Purchaser will (and Parent will cause Purchaser to) extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC or its staff or the Nasdaq Stock Market LLC (“Nasdaq”) or its staff, applicable to the Offer, subject to the terms and conditions of the Merger Agreement, including certain limitations on such extension requirements as set forth in the Merger Agreement.

Will you provide a subsequent offering period?

We do not presently intend to offer a subsequent offering period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Paying Agent of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein, and send it with your stock certificates (if applicable) and any other documents required in the Letter of Transmittal to the Paying Agent or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must be received by the Paying Agent prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares.”

•

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Paying Agent prior to the expiration of the Offer, or you cannot complete the procedure for delivery of book-entry transfer prior to the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at +1 (877) 687-1871 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries) for assistance. Banks and brokers may call collect at +1 (212) 750-5833. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

How do I tender Shares that are not represented by a certificate?

If you directly hold uncertificated Shares in an account with Inozyme’s transfer agent, Computershare Trust Company, N.A., you should follow the instructions for book-entry transfer of your Shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date. Further, if we have not accepted your Shares for payment by August 1, 2025, you may withdraw them at any time after August 1, 2025. Once we accept your tendered Shares for payment upon the Expiration Date, you will no longer be able to withdraw them. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Paying Agent while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

Who can participate in the Offer?

The Offer is open to all record holders and beneficial owners of Shares.

Can holders of stock options and/or restricted stock units participate in the Offer?

The Offer is only for the outstanding shares of common stock of Inozyme that are not subject to vesting conditions and not for (a) any options to purchase Shares, whether granted under an Inozyme Equity Plan (as defined below) or otherwise (“Inozyme Options”) or (b) any restricted stock units with respect to Shares (“Inozyme RSUs” and together with the Inozyme Options, the “Inozyme Awards”). If you hold unexercised Inozyme Options and you wish to participate in the Offer, you must exercise your Inozyme Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer. “Inozyme Equity Plan” means each of Inozyme’s Amended and Restated 2017 Equity Incentive Plan, as amended, 2020 Stock Incentive Plan and 2023 Inducement Stock Incentive Plan, as amended. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Merger Effective Time.”

Pursuant to the Merger Agreement, except as otherwise agreed between Parent and the holder of the relevant Inozyme Awards in writing:

(a) Each Inozyme Option that is outstanding as of immediately prior to the Merger Effective Time, to the extent unvested, will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or

Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Option”) will be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration minus (y) the exercise price payable per Share under such In-the-Money Option, which amount will be subject to any applicable withholding of taxes;

(b) As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is equal to or more than the Merger Consideration will be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Merger Effective Time; and

(c) Each Inozyme RSU that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme RSU that is then outstanding as of immediately prior to the Merger Effective Time will be canceled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares issuable in settlement to such Inozyme RSU, immediately prior to the Merger Effective Time, multiplied by (ii) the Merger Consideration, which amount will be subject to any applicable withholding of taxes.

How will the Inozyme ESPP be treated?

On May 30, 2025, the compensation committee of the Inozyme Board (the “Compensation Committee”) adopted such resolutions to provide that, with respect to Inozyme’s 2020 Employee Stock Purchase Plan (as amended, the “Inozyme ESPP”): (a) the final exercise date will be such date as Inozyme determines in its sole discretion (provided that such date will be no later than the date that is five (5) calendar days prior to the Merger Effective Time (the “Final Exercise Date”)), (b) each Inozyme ESPP participant’s accumulated contributions under the Inozyme ESPP will be used to purchase Shares in accordance with the terms of the Inozyme ESPP as of the Final Exercise Date, (c) the Inozyme ESPP will terminate on the date immediately prior to the date on which the Merger Effective Time occurs and no further rights will be granted or exercised under the Inozyme ESPP thereafter, (d) each individual participating in the Offering (as defined in the Inozyme ESPP) in progress on the date of the Merger Agreement (the “Final Offering”) will not be permitted to increase the percentage of his or her earnings (as defined in the Final Offering documents) pursuant to the Inozyme ESPP from the individual’s applicable elected percentage of earnings that was in effect when that Offering commenced, or make any non-payroll contributions to the Inozyme ESPP on or following the date of the Merger Agreement, (e) except for the Final Offering, no offering period under the Inozyme ESPP will be authorized or commenced on or after the date of the Merger Agreement, (f) the applicable purchase price for Shares will not be decreased below the levels set forth in the Inozyme ESPP as of the date of the Merger Agreement and (g) no further rights are granted under the Inozyme ESPP after the Merger Effective Time. All Shares purchased on the Final Exercise Date will be cancelled at the Merger Effective Time and converted into the right to receive the Merger Consideration.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with entry into the Merger Agreement, Parent entered into tender and support agreements (as they may be amended from time to time, the “Support Agreements”), dated as of May 16, 2025, with certain stockholders of Inozyme (collectively, the “Supporting Stockholders”). Collectively, the Supporting Stockholders had beneficial ownership of approximately 11.2% of the Shares (excluding Shares represented by vested and unvested Inozyme Options and Inozyme RSUs they hold) as of May 16, 2025.

Each Support Agreement provides that the Supporting Stockholder will tender into the Offer, and not withdraw or cause to be withdrawn, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Support Agreement (the “Owned Shares”) or that the Supporting Stockholder acquires after such date (the “Additional Owned Shares” and, together with the Owned Shares, the “Covered Shares”). Each Supporting Stockholder’s Covered Shares must be tendered into the Offer promptly, and in any event no later than the latest of (but in any event prior to the Expiration Date): (a) ten (10) business days following the commencement of the Offer; and (b) in the case of Additional Owned Shares, the earlier of (i) three (3) business days following the acquisition of such Additional Owned Shares and (ii) one (1) business day prior to the Expiration Date.

Each Supporting Stockholder has also agreed to vote, or execute consents with respect to, all of the Supporting Stockholder’s Covered Shares (a) in favor of the approval of any proposal considered and voted upon by Inozyme stockholders at any meeting of the stockholders of Inozyme (or by written consent) necessary or desirable to effect the consummation of the Offer, Merger or the other Transactions; and (b) against (i) any proposal, action or agreement that would reasonably be expected to (A) prevent or nullify any provision of the Support Agreements, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Stockholders contained in the Support Agreement or Inozyme contained in the Merger Agreement, or (C) result in any of the Offer Conditions or conditions to the Merger as set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date (as defined in Section 3 of the Support Agreements), (ii) any Acquisition Proposal (as defined in the Merger Agreement and further discussed below), or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Offer, the Merger or the other Transactions, (iii) any (A) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Acquired Companies (as defined in the Merger Agreement), or (B) sale, lease, license or transfer involving the Company Product (as defined in the Merger Agreement) or a material amount of assets (including, for the avoidance of doubt, any Intellectual Property (as defined in the Merger Agreement) or capital stock of any subsidiary) of the Acquired Companies, taken as a whole, or agreement relating to the foregoing (other than the Merger Agreement and the Transactions), (iv) any change in or to (A) the Inozyme Board that is not recommended or approved by Inozyme Board, (B) the present capitalization or corporate structure of Inozyme or (C) the Certificate of Incorporation of Inozyme not consented to by Parent under the Merger Agreement and (v) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Each Support Agreement also limits the ability of the Supporting Stockholder to sell or otherwise transfer, encumber, grant proxies or enter into certain arrangements in respect of the Covered Shares.

Each Support Agreement will terminate automatically and without further action upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Effective Time, (c) any modification or amendment to the Merger Agreement or the Offer that is effected without the Supporting Stockholder’s prior written consent and which modification or amendment decreases the Offer Price or changes the form of consideration payable to the Supporting Stockholder pursuant to the terms of the Merger Agreement, or (d) the mutual written consent of Parent and such Supporting Stockholder.

The foregoing summary of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, a copy of which Purchaser has filed with the SEC as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will Inozyme continue as a public company?

If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other Offer Conditions, we will effect the Merger of Purchaser with and into Inozyme as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time in accordance with the terms and conditions of the Merger Agreement. The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the stockholders of Inozyme. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without Inozyme’s consent to) accept Shares for purchase in the Offer, nor will we be able to consummate the Merger.

However, if the Offer is consummated, we expect to complete the Merger pursuant to the relevant provisions of the DGCL and other applicable legal requirements, after which the separate existence of Purchaser will cease and Inozyme will continue as the surviving corporation and a wholly-owned subsidiary of Parent, and the Shares will no longer be publicly traded (following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act). In addition, if the Merger takes place, each Share outstanding immediately prior to the Merger Effective Time (other than (a) Shares held by Inozyme or held in Inozyme’s treasury, (b) Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent (the “Excluded Shares”), (c) Shares validly tendered and irrevocably accepted for purchase in the Offer and (d) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger is consummated between Inozyme and Purchaser, each Share that is not tendered by a stockholder of Inozyme and irrevocably accepted for purchase in the Offer (other than (a) Shares held by Inozyme or held in Inozyme’s treasury, (b)Excluded Shares,(c) the Dissenting Shares and (d) any Shares validly tendered and irrevocably accepted for purchase pursuant to the Offer) will be automatically converted into the right to receive the Merger Consideration, in cash, without interest and subject to any applicable withholding of taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as practicable without a vote of the stockholders of Inozyme, pursuant to the relevant provisions of the DGCL and other applicable legal requirements. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.

While we intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, Inozyme may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders or beneficial owners of Inozyme who continuously held Shares from the date of the demand for appraisal through the Merger Effective Time who (a) did not tender their Shares in the Offer (or, if tendered, properly and subsequently withdrew such Shares prior to the Offer Acceptance Time); (b) are entitled to appraisal rights under Section 262 of the DGCL; (c) properly demanded appraisal of their Shares within the later of the date that is 20 days after the date on which the notice of appraisal rights under Section 262 was given and the consummation of the Offer and otherwise strictly and timely follow the procedures set forth in Section 262 of the DGCL; and (d) do not thereafter validly withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to have such Shares appraised by the Delaware Court of Chancery if certain conditions set forth in Section 262(g) of the DGCL are satisfied and to receive, in lieu of the consideration payable in the Merger, payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the “fair value” of their Shares. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On May 15, 2025, the last full trading day before we announced our intention to commence the Offer, the closing price of the Shares on Nasdaq was $1.44 per share. On May 30, 2025, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on Nasdaq was $3.97. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?

In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer in light of your particular circumstances. See “The Offer—Section 5—Material U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You can call Innisfree M&A Incorporated, the Information Agent, at +1 (877) 687-1871 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries) for assistance. Banks and brokers may call collect at +1 (212) 750-5833. See the back cover of this Offer to Purchase.

To the Stockholders of Inozyme:

INTRODUCTION

Incline Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), is offering to acquire all of the outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of Inozyme Pharma, Inc., a Delaware corporation (“Inozyme”), for $4.00 per Share (the “Offer Price”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”). Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser.

If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 24% on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares-Backup Withholding.” Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A., the paying agent for the Offer (the “Paying Agent”), and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of May 16, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Inozyme, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Inozyme (the “Merger”), with Inozyme continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law (the “DGCL”)) is referred to as the “Merger Effective Time.” As of the Merger Effective Time, each outstanding Share (other than (a) Shares held by Inozyme (including Shares held in Inozyme’s treasury), (b) Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent (the “Excluded Shares”), (c) Shares validly tendered and irrevocably accepted for purchase in the Offer and (d) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger.” “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Material U.S. Federal Income Tax Consequences” summarizes the material U.S. federal income tax consequences of the sale of Shares in the Offer.

The Offer is only for the outstanding shares of common stock of Inozyme that are not subject to vesting conditions and not for (a) any options to purchase Shares, whether granted under an Inozyme Equity Plan (as defined below) or otherwise (“Inozyme Options”) or (b) any restricted stock units with respect to Shares (“Inozyme RSUs” and together with the Inozyme Options, the “Inozyme Awards”). If you hold unexercised Inozyme Options and you wish to participate in the Offer, you must exercise your Inozyme Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer. “Inozyme Equity Plan” means each of Inozyme’s Amended and Restated 2017 Equity Incentive Plan, as amended, 2020 Stock Incentive Plan and 2023 Inducement Stock Incentive Plan as amended.

However, if you do not or are unable to tender Shares underlying your Inozyme Awards in the Offer, then pursuant to the Merger Agreement, except as otherwise agreed between Parent and the holder of the relevant Inozyme Awards in writing:

(a) Each Inozyme Option that is outstanding as of immediately prior to the Merger Effective Time, to the extent unvested, will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Option”) will be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration minus (y) the exercise price payable per Share under such In-the-Money Option, which amount will be subject to any applicable withholding of taxes;

(b) As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is equal to or more than the Merger Consideration will be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Merger Effective Time; and

(c) Each Inozyme RSU that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme RSU that is then outstanding as of immediately prior to the Merger Effective Time will be canceled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares issuable in settlement to such Inozyme RSU, immediately prior to the Merger Effective Time, multiplied by (ii) the Merger Consideration, which amount will be subject to any applicable withholding of taxes.

On May 30, 2025, the Compensation Committee adopted such resolutions to provide that, with respect to Inozyme’s 2020 Employee Stock Purchase Plan (the “Inozyme ESPP”): (a) the final exercise date will be such date as Inozyme determines in its sole discretion (provided that such date will be no later than the date that is five (5) calendar days prior to the Merger Effective Time (the “Final Exercise Date”)), (b) each Inozyme ESPP participant’s accumulated contributions under the Inozyme ESPP will be used to purchase Shares in accordance with the terms of the Inozyme ESPP as of the Final Exercise Date, (c) the Inozyme ESPP will terminate on the date immediately prior to the date on which the Merger Effective Time occurs and no further rights will be granted or exercised under the Inozyme ESPP thereafter, (d) each individual participating in the Offering (as defined in the Inozyme ESPP) in progress on the date of the Merger Agreement (the “Final Offering”) will not be permitted to increase the percentage of his or her earnings (as defined in the Final Offering documents) pursuant to the Inozyme ESPP from the individual’s applicable elected percentage of earnings that was in effect when that Offering commenced, or make any non-payroll contributions to the Inozyme ESPP on or following the date of the Merger Agreement, (e) except for the Final Offering, no offering period under the Inozyme ESPP will be authorized or commenced on or after the date of the Merger Agreement, (f) the applicable purchase price for Shares will not be decreased below the levels set forth in the Inozyme ESPP as of the date of the Merger Agreement and (g) no further rights are granted under the Inozyme ESPP after the Merger Effective Time. All Shares purchased on the Final Exercise Date will be cancelled at the Merger Effective Time and converted into the right to receive the Merger Consideration.

Inozyme’s board of directors (the “Inozyme Board”), at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to, and in the best interest of, Inozyme and its stockholders, (b) approved the execution, delivery and performance by Inozyme of the Merger Agreement and the consummation of the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the holders of Shares tender their Shares to Purchaser pursuant to the Offer.

Inozyme will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the Inozyme Board’s reasons for approving the Merger Agreement and the transactions contemplated thereby. Therefore, stockholders of Inozyme are encouraged to review the Schedule 14D-9 carefully and in its entirety.

Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment or the purchase of any Shares validly tendered (and not validly withdrawn) as of immediately prior to the Offer, and, to the extent permitted by the Merger Agreement, may terminate the Offer or amend the Offer as otherwise permitted by the Merger Agreement and not accept for payment any tendered Shares (a) if the Merger Agreement has been terminated in accordance with its terms; and (b) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the (i) any of the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition is not satisfied by the Expiration Date or (ii) any of the other Offer Conditions will not be satisfied or waived in writing by Parent as of the Expiration Date. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

According to Inozyme, as of the close of business on May 29, 2025 (the “Reference Date”), the most recent practicable date, (a) 64,915,697 Shares were issued and outstanding, (b) 9,923,371 Shares were subject to issuance pursuant to outstanding Inozyme Options, (c) 566,400 Shares were subject to or otherwise deliverable in connection with outstanding Inozyme RSUs, (d) 1,888,987 Shares were reserved for future issuance under the Inozyme Equity Plans and (e) 1,602,331 Shares were reserved for issuance pursuant to the Inozyme ESPP.

Assuming no additional Shares are issued prior to the Expiration Date and based on the Shares outstanding as of the Reference Date, we anticipate that the Minimum Condition would be satisfied if approximately 32,457,850 Shares are validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)).

We currently intend, as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Inozyme.

Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Paying Agent, prior to the expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of Inozyme stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire one minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of Inozyme’s stockholders.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Date (as defined below). The Offer will expire one minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless extended or earlier terminated as permitted by the Merger Agreement (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”). No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available.

The Offer is subject to the conditions (the “Offer Conditions”) set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Regulatory Condition and the Obligations Condition. See “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date.

Pursuant to the terms of the Merger Agreement, if, at the scheduled Expiration Date, any of the Offer Conditions have not been satisfied or waived, then, we will, and Parent will require us to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and we will, and Parent will require us to, extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC or its staff or the Nasdaq Stock Market LLC (the “Nasdaq”) or its staff, applicable to the Offer.

In no event will we (or Parent) (a) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (i) the valid termination of the Merger Agreement and (ii) the first business day immediately following the End Date (as defined below); or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Inozyme. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “—Section 1—Terms of the Offer.” The “End Date” means midnight Eastern Time on November 16, 2025, which End Date will be extended for an additional three months to February 16, 2026 if the Regulatory Condition has not been satisfied at such time.

Purchaser has the right, to the extent permitted by applicable law, to (a) increase the Offer Price, (b) waive any Offer Condition other than the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement.

However, without Inozyme’s prior written consent, Purchaser is not permitted to (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose any conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend, modify or supplement any of the terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (f) amend, modify, change or waive the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition, (g) terminate or withdraw the Offer (unless the Merger Agreement is validly terminated in accordance with its terms) or accelerate, extend or otherwise change the Expiration Date, except in accordance with the terms of the Merger Agreement provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (h) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten (10) business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

As soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of Inozyme pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Inozyme has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions, we will, at or promptly following the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of the Offer Conditions, accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, at or promptly following the Offer Acceptance Time, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Paying Agent, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Paying Agent, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Paying Agent of (a) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at the Book-Entry Transfer Facility (as defined below)), (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and (c) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Paying Agent.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “—Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in accordance with the terms of the Merger Agreement, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer (provided that such assignment will not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of Inozyme under the Merger Agreement), but any such transfer or assignment will not relieve Parent of its obligations under the Merger Agreement.

3. Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Paying Agent must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver certificates for the Shares representing tendered Shares to the Paying Agent or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Paying Agent must receive timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at the Book-Entry Transfer Facility or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Paying Agent. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (a) you own the Shares being tendered, (b) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (c) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between Purchaser with respect to such Shares, upon the terms and subject to the Offer Conditions.

Book-Entry Delivery

The Paying Agent has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility.

However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Paying Agent.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Paying Agent, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Paying Agent or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser with this Offer to Purchase is received by the Paying Agent by the Expiration Date; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Paying Agent within one trading day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup Withholding

Under U.S. federal income tax laws, the Paying Agent generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Paying Agent with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8. For additional discussion of backup withholding, see “The Offer—Section 5—Material U.S. Federal Income Tax Consequences of Tendering Shares Pursuant to the Offer—Information Reporting and Backup Withholding.”

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint Parent as your attorney-in-fact and proxy, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). Such power of attorney and proxy are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Inozyme’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing power of attorney and proxy are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Inozyme’s stockholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

4. Withdrawal Rights

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Date and, if such Shares have not yet been accepted for payment as provided herein, any time after August 1, 2025, which is 60 days from the date of the commencement of the Offer.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5. Material U.S. Federal Income Tax Consequences

The following summary discusses the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the tender pursuant to the Offer of Shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances, or to a holder of Shares that is subject to special rules, such as:

•	a financial institution or insurance company;

•	a mutual fund;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, or investors therein;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a U.S. person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a regulated investment company or real estate investment trust;

•	a stockholder that holds its Shares through individual retirement or other tax-deferred accounts;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a stockholder that holds Shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a stockholder that acquired Shares through the exercise of compensatory options or stock purchase plans or otherwise as compensation;

•	an entity covered by the anti-inversion rules under the Code;

•	a person holding Shares as “qualified small business stock” within the meaning of Section 1202 of the Code;

•	a person who actually or constructively owns more than 5% of the Shares;

•	a person that holds both Shares and common stock of Parent; and

•	a person subject to the base erosion and anti-abuse tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Shares should consult its tax advisors regarding the tax consequences to it of the tender of Shares pursuant to the Offer.

This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the tender of Shares pursuant to the Offer. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the application of the alternative minimum tax, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, any non-income tax or any non-U.S., state or local tax consequences of the Offer. Accordingly, each holder of Shares should consult its tax advisor to determine the particular income and other tax consequences to it of the Offer, including the application and effect of any U.S. federal, state, local and non-U.S. income, estate, gift and other tax laws on the receipt of cash in exchange for Shares pursuant to the Offer.

U.S. Holders

The tender of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, non-U.S. and other tax laws. In general, if a U.S. Holder exchanges Shares pursuant to the Offer, such U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in its Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year as of the date of the tender of such Shares pursuant to the Offer. Under current law, long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

Payments made to a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:

•

the gain, if any, on the Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed based in the United States); or

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Any gain described in the first bullet point above recognized by a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided, that the required information is timely furnished to the Internal Revenue Service. See “—Section 3—Procedures for Tendering Shares—Backup Withholding.”

6. Price Range of Shares; Dividends

The Shares currently trade on Nasdaq under the symbol “INZY”. The following table sets forth the high and low intraday sale prices per Share for each quarterly period after December 31, 2022, as reported by Nasdaq:

	High	Low
2023
First Quarter	$5.95	$0.99
Second Quarter	$7.24	$4.71
Third Quarter	$7.33	$3.94
Fourth Quarter	$4.63	$2.69
2024
First Quarter	$7.73	$4.03
Second Quarter	$7.80	$4.18
Third Quarter	$6.24	$4.21
Fourth Quarter	$5.59	$2.39
2025
First Quarter	$3.18	$0.88
Second Quarter (through May 30, 2025)	$3.99	$0.72

Inozyme does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, Inozyme is not permitted to establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares). If we acquire control of Inozyme, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

On May 15, 2025, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the highest reported intraday sale price per Share on Nasdaq was $1.61 in published financial sources. Between May 15, 2025 and May 30, 2025, the highest daily intraday sale price per Share on Nasdaq ranged between $1.61 and $3.99. On May 30, 2025, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price per Share on Nasdaq was $3.97. Please obtain a recent quotation for the Shares before deciding whether or not to tender.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations

Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than Inozyme, Parent, Purchaser or any subsidiary of Parent, or any person who has properly exercised his appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq Global Select Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the Nasdaq Global Select Market or any other Nasdaq market, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued listing on the Nasdaq Global Select Market if, among other things, (a) the number of publicly held Shares were less than 750,000, (b) the market value of the listed Shares were less than $5,000,000 or (c) there were fewer than 400 stockholders.

If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Inozyme to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Inozyme subject to registration, would substantially reduce the information required to be furnished by Inozyme to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to Inozyme. Furthermore, “affiliates” of Inozyme and persons holding “restricted securities” of Inozyme may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Inozyme’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Inozyme

The information concerning Inozyme contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

According to Inozyme’s public filings with the SEC, Inozyme was formed under the laws of Delaware in September 2015 as a limited liability company under the name Inozyme Pharma, LLC. On January 12, 2017, Inozyme Pharma, LLC converted into a Delaware corporation and changed its name to Inozyme Pharma, Inc. Inozyme’s principal executive offices are located at 321 Summer Street, Suite 400, Boston, Massachusetts 02210. The telephone number of Inozyme’s principal executive offices is (857) 330-4340.

The following description of Inozyme and its business is based on Inozyme’s public filings with the SEC, and is qualified in its entirety by reference to such filings. Inozyme is a clinical-stage biopharmaceutical company dedicated to developing innovative therapeutics for rare diseases that affect bone health and blood vessel function. Inozyme believes its expertise lies in the PPi-Adenosine Pathway, where the ENPP1 enzyme generates inorganic pyrophosphate (“PPi”), which regulates mineralization, and adenosine, which controls intimal proliferation (the overgrowth of smooth muscle cells inside blood vessels). Inozyme is initially focused on developing a novel therapy for diseases characterized by pathologic mineralization and intimal proliferation, including ENPP1 Deficiency and ABCC6 Deficiency as well as calciphylaxis. Inozyme’s lead product candidate, INZ-701, is a soluble, recombinant, or genetically engineered, ENPP1 fusion protein that is designed to increase PPi and adenosine, to enable the potential treatment of multiple diseases caused by deficiencies in these molecules.

Additional Information

Inozyme is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of this Offer to Purchase.

9. Certain Information Concerning Purchaser and Parent

Purchaser is a Delaware corporation incorporated on May 9, 2025, with principal executive offices at 770 Lindaro Street, San Rafael, California 94901. The telephone number of our principal executive offices is (415) 506-6700. To date, we have engaged in no activities other than those incidental to our formation, the Merger Agreement and the Offer.

Parent is a Delaware corporation, with principal executive offices at 770 Lindaro Street, San Rafael, California 94901. The telephone number of its principal executive offices is (415) 506-6700. Parent is a global biotechnology company dedicated to translating the promise of genetic discovery into medicines that make a profound impact on the life of each patient. The San Rafael, California-based company, founded in 1997, has a proven track record of innovation with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, Parent seeks to unleash the full potential of genetic science by pursuing category-defining medicines that offer new possibilities for people living with genetically defined conditions around the world. For more information, please visit www.bmrn.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Parent’s filings with the SEC. The website address referred to in this paragraph is an inactive text reference and is not intended to be an actual link to the website.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto. Neither Parent nor Purchaser is an affiliate of Inozyme.

During the last five years, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we, through Parent and its controlled affiliates, will have sufficient funds available to acquire all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to occur as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, (c) consummation of the Offer is not subject to, or contingent upon, any financing condition, and (d) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.

Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “—Section 12—Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights.”

10. Source and Amount of Funds

We estimate that we will need approximately $340 million to acquire all Shares pursuant to the Offer and the Merger, to pay amounts payable in respect of the Inozyme Options and Inozyme RSUs, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. Parent intends to finance the acquisition of Shares in the Offer and Merger through its cash on hand or other liquid financial resources. Neither the consummation of the Offer nor the Merger is subject to, or contingent upon, any financing condition or the receipt of proceeds from any debt financing or borrowings.

11. Background of the Offer; Contacts with Inozyme

Background of the Offer

The following is a description of contacts between representatives of Parent and representatives of Inozyme that resulted in the execution of the Merger Agreement. For a review of Inozyme’s additional activities, please refer to the Schedule 14D-9 that will be filed by Inozyme with the SEC and disseminated to holders of Shares in connection with the Offer.

As part of Parent’s ongoing evaluation of its business and strategic opportunities, the board of directors of Parent (the “Parent Board”) and members of senior management of Parent regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed products in clinical areas that complement or further Parent’s product portfolio and strategic plan, such as Inozyme.

In 2024, Parent engaged in preliminary discussions with Inozyme regarding a potential transaction and, following entry into a mutual confidentiality agreement, undertook limited technical and clinical diligence relating to Inozyme’s product candidates. Parent ultimately determined not to pursue a potential transaction at that time but suggested that if Inozyme were to conduct a process, Parent would be interested in participating.

In April of 2025, representatives of Centerview Partners LLC (“Centerview”), Inozyme’s financial advisor, on behalf of and at the direction of Inozyme, contacted Parent to gauge Parent’s interest in potentially pursuing a transaction with Inozyme. Parent was also granted access by Inozyme to a virtual data room which included certain preliminary diligence materials.

On April 17, 2025, certain members of senior management of Parent attended a management presentation led by certain members of senior management of Inozyme.

On April 23, 2025, representatives of Centerview, on behalf of and at the direction of Inozyme, sent a request to Goldman Sachs & Co. LLC (“Goldman Sachs”), Parent’s financial advisor, for submission of an initial non-binding indication of interest for an acquisition of 100% of the capital stock of Inozyme the following week.

On April 30, 2025, Goldman Sachs submitted a non-binding indication of interest on behalf of Parent for an acquisition of 100% of the capital stock of Inozyme for $2.00 per Share in cash, subject to completion of due diligence and customary transaction documentation.

On May 2, 2025, Centerview, on behalf of and at the direction of Inozyme, sent Parent a process letter inviting Parent to submit a definitive proposal for an acquisition of 100% of the capital stock of Inozyme by no later than May 16, 2025 and specified the proposal requirements. The process letter was accompanied by an initial draft Merger Agreement prepared by Goodwin Procter LLP (“Goodwin”), Inozyme’s legal counsel, that contemplated, among other things, (i) a two-step tender offer/merger structure that would be effected under Section 251(h) of the DGCL, (ii) a “no-shop” provision requiring Inozyme to cease solicitation of alternative proposals following the execution of the Merger Agreement, (iii) the ability of Inozyme, under certain circumstances, to negotiate with counterparties in connection with a superior proposal and/or terminate the Merger Agreement to accept a superior proposal, (iv) customary conditions to consummate the tender offer, including U.S. antitrust clearance, (v) an obligation on the part of the buyer to use reasonable best efforts to obtain antitrust approval, and (vi) a termination fee payable by Inozyme in certain circumstances (a “Company Termination Fee”) equal to 2.0% of the transaction equity value.

Between April 16, 2025 and May 11, 2025, Parent and its representatives conducted business, clinical, financial and legal due diligence on Inozyme.

On May 8 2025, the Parent Board met and approved submitting an increased offer to acquire 100% of the outstanding Shares subject to Inozyme agreeing to work with Parent to enter into a definitive agreement on an expedited basis.

On May 9, 2025, Parent submitted an updated non-binding proposal to acquire Inozyme for $3.55 per Share in cash (the “May 9 Proposal”). The May 9 Proposal indicated that Parent’s offer would expire and be withdrawn at 5:00 pm Eastern Time on May 11, 2025 if a merger agreement had not been signed by the parties by that time and included a request for exclusivity. The May 9 Proposal was accompanied by (1) a markup of the proposed Merger Agreement that, among other things, (i) reflected the tender offer structure proposed by Inozyme in its draft Merger Agreement, (ii) proposed a Company Termination Fee equal to 4.0% of the transaction equity value, (iii) included a draft tender and support agreement pursuant to which certain Inozyme stockholders would agree to tender their shares and support the proposed transaction, and (iv) included an exclusivity agreement (the “Exclusivity Agreement”) pursuant to which Inozyme and its representatives would not be permitted to, among other things, solicit, induce or knowingly facilitate any inquiries, proposals, or offers relating to, or engage in discussions or negotiations regarding, any alternative acquisition proposal.

Later in the afternoon of May 9, 2025, representatives of Centerview, on behalf of and at the direction of Inozyme, informed representatives of Goldman Sachs that Inozyme would be prepared to move forward with a transaction between the parties at an offer price of $5.00 per Share in cash.

Also in the afternoon of May 9, 2025, representatives of Centerview were contacted by representatives of Goldman Sachs, on behalf of and at the direction of Parent, and were informed that Parent was prepared to acquire Inozyme at an offer price of $4.00 per share in cash (the “Final Proposal”), but that the Final Proposal represented Parent’s best and final offer and was contingent upon the parties entering into exclusivity immediately and reaching a definitive agreement by or before May 12, 2025.

On May 10, 2025, Parent and Inozyme executed the Exclusivity Agreement providing for an initial exclusivity period that would expire at 11:59 p.m. on May 12, 2025, subject to automatic extension for additional 24-hour periods unless terminated by either party.

On May 10, 2025 and May 11, 2025, representatives of Parent’s legal counsel, Cooley LLP (“Cooley”), and representatives of Goodwin worked to finalize the Merger Agreement, the Support Agreements, and the disclosure schedules to the Merger Agreement.

Also on May 11, 2025, Dr. Treco met telephonically with Alexander Hardy, Parent’s Chief Executive Officer, and Dr. James Sabry, Parent’s Chief Business Officer. During this meeting, Dr. Treco, Mr. Hardy and Dr. Sabry discussed, among other topics, potential integration strategies and Parent’s plans for the continued development of INZ-701. The financial or other terms of the proposed transaction between Parent and Inozyme were not discussed at the meeting.

In the afternoon of May 11, 2025, representatives of Centerview, on behalf of and at the direction of Inozyme, contacted representatives of Goldman Sachs to notify Parent that the Inozyme Board had determined that it was in the best interests of Inozyme and its stockholders not to enter into the Merger Agreement with Parent and to release Inozyme’s earnings report and certain interim data which were expected to be announced on May 14, 2025.

Later that evening, Dr. Treco contacted Mr. Hardy to reiterate the Inozyme Board’s position.

On May 14, 2025, following Inozyme’s announcement of its financial results for the first quarter ended March 31, 2025 and interim data concerning its ongoing clinical development of INZ-701, Parent resubmitted its proposal to acquire Inozyme upon the same financial terms set forth in the Final Proposal, accompanied by a revised draft of the Merger Agreement reflecting, among other things, a Company Termination Fee of $8,700,000, or approximately 3.25% of transaction equity value. Later that same day, and over the course of the following day, representatives of Cooley and Goodwin worked to finalize the Merger Agreement, the Support Agreements, and the disclosure schedules to the Merger Agreement.

On May 15, 2025, after being informed that the Inozyme Board had approved entry into the Merger Agreement, the Parent Board met and approved the Merger Agreement and the transactions contemplated thereby.

On the morning of May 16, 2025, Inozyme, Parent and Purchaser executed the Merger Agreement, and Parent, Merger Sub and the Supporting Stockholders entered into the Tender and Support Agreements.

Before the opening of trading of the U.S. stock markets on May  16, 2025, Parent and Inozyme issued a joint press release announcing the execution of the Merger Agreement.

12. Purpose of the Offer; Plans for Inozyme; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for Inozyme

The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in Inozyme. The Offer, as the first of two steps in the acquisition of Inozyme, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Inozyme not purchased pursuant to the Offer or otherwise and to cause Inozyme to become a wholly-owned subsidiary of Parent.

We currently intend, as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger,” the Shares acquired in the Offer will be cancelled in the Merger and the capital stock of Inozyme as the surviving corporation will be the capital stock of Purchaser. The directors of Purchaser immediately prior to the Merger Effective Time will be the directors of Inozyme as the surviving corporation immediately following the Merger Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Inozyme as the surviving corporation. The officers of Purchaser immediately prior to the Merger Effective Time will be the officers of Inozyme as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Inozyme as the surviving corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in Inozyme or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Inozyme. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Inozyme.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving Inozyme or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any change in the Inozyme Board or management, (c) any material change in Inozyme’s capitalization or dividend policy, (d) any other material change in Inozyme’s corporate structure or business, (e) any class of equity securities of Inozyme being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (f) any class of equity securities of Inozyme becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

No Stockholder Approval

If the Offer is consummated, we do not anticipate seeking a vote of Inozyme’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Paying Agent, prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquirer, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of Inozyme stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders or beneficial owners of Inozyme who continuously held Shares from the date of the demand for appraisal through the Merger Effective Time who (a) did not tender their Shares in the Offer (or, if tendered, properly and subsequently withdrew such Shares prior to the Offer Acceptance Time); (b) are entitled to appraisal rights under Section 262 of the DGCL; (c) properly demand appraisal of their Shares within the later of 20 days after the date of the giving of the notice of appraisal under Section 262 of the DGCL and the consummation of the Offer and otherwise strictly and timely follow the procedures set forth in Section 262 of the DGCL to exercise their appraisal rights; and (d) do not thereafter validly withdraw their demand for appraisal of such Shares or otherwise lose, waive or otherwise fail to perfect their appraisal rights will be entitled to have such Shares appraised by the Delaware Court if certain conditions set forth in Section 262(g) are satisfied and to receive, in lieu of the consideration payable in the Merger, payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the “fair value” of their Shares. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which will occur on the date on which the Purchaser irrevocably accepts for purchase the Shares validly tendered in the Offer, and 20 days after the mailing of the notice of appraisal rights in the Schedule 14D-9, deliver to Inozyme at the address indicated in the Schedule 14D-9, a written demand for appraisal of Shares held, which demand must reasonably inform Inozyme of the identity of the stockholder or beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable, is demanding appraisal for such Shares;

•	not tender their Shares in the Offer (or, if tendered, properly and subsequently withdraw such Shares prior to the Offer Acceptance Time);

•	continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time;

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL; and

•

in the case of a beneficial owner, the demand must (a) reasonably identify the holder of record of the Shares for which the demand is made, (b) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation (as defined below) under Section 262 of the DGCL and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court.

Any stockholder or beneficial owner of Shares who wishes to exercise such appraisal rights or who wishes to preserve their right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL that would otherwise be available if the Merger is consummated.

The foregoing summary of the rights of stockholders and beneficial owners of Shares to seek appraisal under Delaware law in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners of Inozyme desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. A copy of Section 262 of the DGCL is set forth in Inozyme’s Schedule 14D-9, Annex II, Section 262 of the General Corporation Law of the State of Delaware.

You will not be entitled to appraisal rights unless the Merger is consummated. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions of the Offer, you will receive the Offer Price for your Shares.

13. The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, Inozyme or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or Inozyme’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that, except for the right to seek monetary damages, and which right is enforceable solely by Inozyme in its sole and absolute discretion, investors are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, Inozyme or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Inozyme publicly file.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will commence a cash tender offer (as promptly as practicable, but in no event later than ten (10) business days after the date of the Merger Agreement) for all of the Shares at a purchase price of $4.00 per Share, net to the seller of such Shares in cash, without interest, subject to any applicable withholding of taxes. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered and (not validly withdrawn) pursuant to the Offer is subject to the prior satisfaction of the Minimum Condition, and the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the Regulatory Condition, the Obligations Condition and the other conditions set forth in “—Section 15—Conditions to the Offer.”

Purchaser has the right, to the extent permitted by applicable law, to (a) increase the Offer Price, (b) waive any Offer Condition other than the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement.

However, without Inozyme’s prior written consent, Purchaser is not permitted to (i) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose any conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend, modify or supplement any of the terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (f) amend, modify, change or waive the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition, (g) terminate or withdraw the Offer (unless the Merger Agreement is validly terminated in accordance with its terms) or accelerate, extend or otherwise change the Expiration Date, except in accordance with the terms of the Merger Agreement provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (h) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

We may not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without Inozyme’s consent, except in the event that the Merger Agreement is terminated in accordance with its terms.

Extensions of the Offer

The Offer will initially be scheduled to expire at the Expiration Date. If, at the scheduled Expiration Date, any of the Offer Conditions have not been satisfied or waived, then, we will, and Parent will require us to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and we will, and Parent will require us to, extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, applicable to the Offer.

In no event will we (or Parent) (a) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (i) the valid termination of the Merger Agreement in compliance with the terms thereof and (ii) the first business day immediately following the End Date (as defined below); or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Inozyme. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “—Section 1—Terms of the Offer.” The “End Date” means midnight Eastern Time on November 16, 2025, which End Date will be extended for an additional three months if the Regulatory Condition has not been satisfied at such time.

The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “Section 15-Conditions to the Offer,” to, at or promptly after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares.

The Merger

As soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Inozyme, and Inozyme will survive as a wholly-owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares held by Inozyme (or held in its treasury), Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash, without interest, subject to any applicable withholding of taxes, an amount equal to the Offer Price.

The certificate of incorporation of Inozyme as in effect immediately prior to the Merger Effective Time will be amended and restated such that the certificate of incorporation of Purchaser, as in effect immediately prior to the Merger Effective Time, will be the certificate of incorporation of Inozyme as the Surviving Corporation, except that all references to Purchaser will automatically be amended and will become references to Inozyme as the Surviving Corporation, until thereafter amended (subject to the terms of the Merger Agreement) and as provided by the DGCL and such certificate of incorporation. The bylaws of Inozyme will be amended and restated such that the bylaws of Purchaser as in effect immediately prior to the Merger Effective Time, will be the bylaws of Inozyme as the Surviving Corporation, except that all references to Purchaser will be automatically amended and will become references to Inozyme as the Surviving Corporation, until thereafter amended (subject to the terms of the Merger Agreement) as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws. The directors of Inozyme as the Surviving Corporation will be the respective individuals who served as the directors of Purchaser as of immediately prior to the Merger Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Inozyme as the Surviving Corporation will be the respective individuals who served as the officers of Purchaser as of immediately prior to the Merger Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of Inozyme stockholders.

Treatment of Inozyme Awards

Inozyme Options

The Merger Agreement provides that each Inozyme Option that is outstanding as of immediately prior to the Merger Effective Time, to the extent unvested, will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Option”) will be cancelled and converted into the right to receive cash in an amount equal to the product of (a) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Merger Effective Time, multiplied by (b) the excess, if any, of (i) the Merger Consideration minus (ii) the exercise price payable per Share under such In-the-Money Option, which amount will be paid in accordance with the terms of the Merger Agreement and subject to any applicable withholding of taxes.

As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme Option that is then outstanding and unexercised as of immediately prior to the Merger Effective Time having a per share exercise price that is equal to or more than the Merger Consideration will be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Merger Effective Time.

Inozyme RSUs

The Merger Agreement provides that each Inozyme RSU that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Inozyme, each Inozyme RSU that is then outstanding as of immediately prior to the Merger Effective Time will be canceled and converted into the right to receive cash in an amount equal to the product of (a) the total number of Shares issuable in settlement to such Inozyme RSU, immediately prior to the Merger Effective Time, multiplied by (b) the Merger Consideration, which amount will be paid in accordance with the terms of the Merger Agreement and subject to any applicable withholding of taxes.

Treatment of Inozyme ESPP

On May 30, 2025, the Compensation Committee adopted such resolutions to provide that, with respect to the Inozyme ESPP: (a) the final exercise date will be such date as Inozyme determines in its sole discretion (provided that such date will be no later than the date that is five (5) calendar days prior to the Merger Effective Time (the “Final Exercise Date”)), (b) each Inozyme ESPP participant’s accumulated contributions under the Inozyme ESPP will be used to purchase Shares in accordance with the terms of the Inozyme ESPP as of the Final Exercise Date, (c) the Inozyme ESPP will terminate on the date immediately prior to the date on which the Merger Effective Time occurs and no further rights will be granted or exercised under the Inozyme ESPP thereafter, (d) each individual participating in the Offering (as defined in the Inozyme ESPP) in progress on the date of the Merger Agreement (the “Final Offering”) will not be permitted to increase the percentage of his or her earnings (as defined in the Final Offering documents) pursuant to the Inozyme ESPP from the individual’s applicable elected percentage of earnings that was in effect when that Offering commenced, or make any non-payroll contributions to the Inozyme ESPP on or following the date of the Merger Agreement, (e) except for the Final Offering, no offering period under the Inozyme ESPP will be authorized or commenced on or after the date of the Merger Agreement, (f) the applicable purchase price for Shares will not be decreased below the levels set forth in the Inozyme ESPP as of the date of the Merger Agreement and (g) no further rights are granted under the Inozyme ESPP after the Merger Effective Time. All Shares purchased on the Final Exercise Date will be cancelled at the Merger Effective Time and converted into the right to receive the Merger Consideration, which amount will be paid in accordance with the terms of the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Inozyme has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a disclosure letter delivered by Inozyme to Parent and Purchaser on the date of the Merger Agreement (the “Disclosure Letter”). These representations and warranties relate to, among other things: (a) due organization, good standing, subsidiaries and organizational documents; (b) certificate of incorporation and bylaws; (c) authority; binding nature of the Merger Agreement; (d) capitalization and other equity interests; (e) non-contravention and consents; (f) SEC filings and financial statements; (g) absence of certain changes; (h) intellectual property; (i) privacy and information security; (j) contracts; (k) no undisclosed liabilities; (l) litigation; (m) compliance with laws; (n) regulatory matters; (o) certain business practices; (p) trade control laws; (q) governmental authorizations; (r) tax matters; (s) employee matters and benefit plans; (t) environmental matters; (u) real property; (v) suppliers; (w) title to assets; (x) insurance; (y) Section 203 of the DGCL; (z) approval of the Merger; (aa) opinion of Centerview; and (bb) brokers and other advisors.

In the Merger Agreement, Purchaser and Parent have made customary representations and warranties to Inozyme that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (a) due organization and good standing; (b) the Purchaser; (c) authority and binding nature of the Merger Agreement; (d) non-contravention and consents; (e) disclosure; (f) litigation; (g) ownership of Inozyme capital stock and absence of certain arrangements; (h) brokers and other advisors; and (i) sufficiency of funds. The representations and warranties will not survive consummation of the Merger.

Operating Covenants

Inozyme has agreed that, during the period from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (a) as required under the Merger Agreement or as required by applicable laws, (b) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (c) as set forth in the Disclosure Letter, Inozyme will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to (i) conduct their respective business and operations in the ordinary course and (ii) preserve intact the material components of the current business organization of Inozyme and each of its direct and indirect wholly-owned subsidiaries (the “Acquired Companies”), including by maintaining its relations and goodwill with all material suppliers, material customers, governmental bodies and other material business relations of any of the Acquired Companies.

Inozyme has further agreed that, during the Pre-Closing Period, except (a) as required under the Merger Agreement, (b) as required by applicable laws, (c) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (d) as set forth in the Disclosure Letter, Inozyme will not, and will cause each of its subsidiaries not to:

•	amend Inozyme’s organizational documents or any organizational documents of Inozyme’s subsidiaries;

•

(a) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including Inozyme common stock) or (b) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Inozyme common stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (i) repurchases or reacquisitions of Shares outstanding as the date of the Merger Agreement pursuant to Inozyme’s right (under written commitments in effect as of the date of the Merger Agreement) to purchase or reacquire Shares held by a Company Associate (as defined in the Merger Agreement) only upon termination of such associate’s employment or engagement by Inozyme; (ii) repurchases of Inozyme Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the Merger Agreement (in cancellation thereof) pursuant to the terms of any such Inozyme Award (in effect as of the date of the Merger Agreement) between Inozyme and a Company Associate only upon termination of such Person’s employment or engagement Inozyme; (iii) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Inozyme Awards; or (iv) in accordance with the terms of the Inozyme ESPP;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

•

issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance of (a) any capital stock, equity interest or other security of the Acquired Company, (b) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Company, or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that (i) Inozyme may issue Shares as required to be issued upon the exercise of Inozyme Options or the vesting of Inozyme RSUs, or in accordance with the Inozyme ESPP, (ii) Inozyme may issue Inozyme Awards in fulfillment of obligations in effect prior to the date of the Merger Agreement as set forth in the Disclosure Letter, and (iii) Inozyme may take such actions as are necessary to effect the determination of the Inozyme Board (or a committee thereof) with respect to Inozyme Options pursuant to the terms of the Merger Agreement and/or the settlement of Inozyme RSUs pursuant to the terms of the Merger Agreement);

•

except as (a) otherwise required under applicable law, (b) required pursuant to the terms of an applicable employee plan or (c) contemplated by the Merger Agreement, establish, adopt, terminate or amend any employee plan (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, any of the employee plans (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement) or grant any Company Associate any material increase in compensation or other benefits;

•

(a) enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any Company Associate, or (b) terminate (other than for cause), put on unpaid leave (including furlough), or layoff (or give notice of any such actions to) any employee with an annual base salary in excess of $200,000;

•	form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership, collaboration or similar profit sharing arrangement;

•	make or authorize any capital expenditure, except that the Acquired Company may make any capital expenditure that does not exceed $250,000 individually and $500,000 in the aggregate;

•

acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term for which an extension or renewal cannot be obtained), transfer, assign, guarantee, mortgage or otherwise subject to any material encumbrance (other than permitted encumbrances) any material right or other material asset or property, including any Intellectual Property Right (as defined in the Merger Agreement), except, in the case of any of the foregoing (a) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business consistent with past practice), (b) pursuant to dispositions of obsolete, surplus or worn-out assets that are no longer useful in the conduct of the business of the Acquired Company, or (c) as provided for in Inozyme’s capital expense budget delivered or made available to Parent prior to the date of the Merger Agreement;

•

lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any Indebtedness (as defined in the Merger Agreement), except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business;

•

except as required by applicable law, make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any income or other material tax return, surrender any claim to a material refund of taxes, consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment (other than in connection with automatic extensions of the due date for filing a tax return obtained in the ordinary course of business), enter into any closing agreement with respect to taxes, settle or compromise any material tax liability, claim or assessment;

•

amend or modify in any material respect, waive any rights under, terminate (other than the expirations of contracts in accordance with their terms), replace or release, settle or compromise any material claim, liability or obligation under any Material Contract (as defined in the Merger Agreement) or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a Material Contract, excluding any non-exclusive license agreements or services agreements entered into in the ordinary course of business;

•

commence any legal proceeding, except with respect to: (a) routine matters in the ordinary course of business or (b) in such cases where Inozyme reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Inozyme consults with Parent and considers in good faith the views and comments of Parent with respect to any such legal proceeding prior to commencement thereof);

•

settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) pending against any Acquired Company, other than (a) any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement or (b) any legal proceeding (i) that results solely in an obligation involving only the payment of monies by the Acquired Company of not more than $50,000 individually and $200,000 the aggregate and (ii) does not involve the admission of wrongdoing by the Acquired Company;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable laws);

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

enter into any new material line of business (it being understood that commencement of preclinical or clinical studies in compliance with this clause will not be deemed to constitute a new line of business) or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts Inozyme or its affiliates, including following the Merger Effective Time, Parent and its affiliates (other than, in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own contracts) following the closing of the Merger, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

•

(a) commence any clinical study, (b) unless mandated by any regulatory authority or governmental body, discontinue, terminate or suspend any ongoing clinical study or (c) except as required by applicable law, as determined in good faith by Inozyme, discontinue, terminate or suspend any ongoing IND-enabling preclinical study; or

•	authorize any of, or agree or commit to take, any of the actions described in the above clauses.

Pursuant to the Merger Agreement, during the Pre-Closing Period, Inozyme will, and will cause each of its subsidiaries to, in each case to the extent reasonably practicable and permissible under applicable law, (a) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the United States Food and Drug Administration (“FDA”) or any other governmental body, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other governmental body, in any case, with respect to any Company Product (as defined in the Merger Agreement) or any of Inozyme’s clinical trials, (b) consult with Parent in connection with any proposed meeting with the FDA or any other governmental body relating to any Company Product or any of Inozyme’s clinical trials, and (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other governmental body regarding any Company Product or any of Inozyme’s clinical trials.

No Solicitation

Pursuant to the Merger Agreement, during the Pre-Closing Period, Inozyme will not, and will not authorize its representatives to, and will direct its representatives not to, directly or indirectly (a) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below); (b) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (c) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal; (d) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (e) waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any contract entered into in respect of an Acquisition Proposal.

Inozyme and its directors, officers and employees will, and Inozyme will direct its other representatives to (a) cease and cause to be terminated any direct or indirect solicitation and any and all ongoing discussions or negotiations with any Person (other than Parent, Purchaser, Inozyme, or any of their respective Affiliates or Representatives) with respect to any Acquisition Proposal and (b) promptly (but in any event within twenty-four hours), terminate access by any Person (other than Parent, Purchaser, Inozyme, or any of their respective Affiliates or Representatives) to any physical or electronic data room relating to any Acquisition Proposal and deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last 180 days, to the effect that Inozyme is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date of the Merger Agreement and requesting the prompt return or destruction of all confidential information previously furnished to any Person within the last 180 days for the purposes of evaluating a possible Acquisition Proposal.

For purposes of the Merger Agreement, the term “Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to, whether in a single transaction or series of related transactions, any of the following:

•

an acquisition or license of assets of Inozyme equal to 20% or more of Inozyme’s consolidated assets (based on the fair market value thereof, as reasonably determined by the Inozyme Board) or to which 20% or more of Inozyme’s revenues or earnings on a consolidated basis are attributable (as reasonably determined by the Inozyme Board);

•	an issuance or acquisition of 20% or more of the outstanding Shares to any such Person or group;

•	a recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares; or

•

a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Inozyme that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the Transactions.

For purposes of the Merger Agreement, the term “Superior Offer” means any bona fide written Acquisition Proposal that was not solicited in violation of Section 6.3 of the Merger Agreement on terms and conditions that the Inozyme Board (or a committee thereof) has determined, in good faith, after consultation with its financial advisor and outside legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would result in a transaction more favorable to the stockholders of Inozyme (solely in their capacity as such) from a financial point of view than the Transactions, taking into account in each case all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such Acquisition Proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed in writing by Parent prior to the time of such determination and any fees to be paid by Inozyme for terminating the Merger Agreement) and other factors that the Inozyme Board (or committee thereof) deems relevant; provided that, for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%”.

If at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, Inozyme or any of its representatives receives an unsolicited bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and did not, result from any material breach of the restrictions described above, then:

•

if the Inozyme Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, and that failure to take such action would be inconsistent with the Inozyme Board’s fiduciary duties under applicable law, then Inozyme and its representatives may (a) furnish, pursuant to (but only pursuant to) a customary confidentiality agreement with such person(s) that satisfies certain criteria specified in the Merger Agreement (an “Acceptable Confidentiality Agreement”), information (including non-public information) with respect to Inozyme to the person or group of persons who has made such Acquisition Proposal (however, Inozyme must promptly provide to Parent any non-public information concerning Inozyme that is provided to any person given such access and was not previously provided to Parent or its representatives) and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

In addition, during the Pre-Closing Period, Inozyme must:

•

promptly (and in any event within twenty-four hours) notify Parent of any inquiry, proposal or offer received by the Inozyme Board or any of its Representatives that the Inozyme Board believes is or could reasonably be expected to lead to, an Acquisition Proposal, including the identity of the person or group of persons making such Acquisition Proposal;

•	provide to Parent a summary of the material terms and conditions of any Acquisition Proposal;

•	keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis; and

•	upon the written request of Parent, reasonably inform Parent of the status of any Acquisition Proposal.

Inozyme Board Recommendation

As described above, and subject to the provisions described below, the Inozyme Board unanimously (a) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to, and in the best interest of, Inozyme and its stockholders, (b) approved the execution, delivery and performance by Inozyme of the Merger Agreement and the consummation of the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the holders of Shares tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Inozyme Board Recommendation.” Unless the Inozyme Board makes a Company Adverse Change Recommendation (as defined below), the Inozyme Board also agreed to include the Inozyme Board Recommendation in the Schedule 14D-9 and to permit Purchaser to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, neither the Inozyme Board nor any committee of the Inozyme Board may:

•

fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose to withdraw (or modify or qualify in any manner adverse to Parent or Purchaser), the Inozyme Board Recommendation;

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal; or

•	fail to include the Inozyme Board Recommendation in the Schedule 14D-9 when disseminated to the Inozyme stockholders.

Any action described in the foregoing bullets is referred to as a “Company Adverse Change Recommendation.”

The Merger Agreement further provides that the Inozyme Board will not publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Inozyme to execute or enter into any contract with respect to any Acquisition Proposal requiring, or that would reasonably expect to cause, Inozyme to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, if Inozyme receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of the Merger Agreement) from any person that has not been withdrawn and, after consultation with its financial advisor and outside legal counsel, the Inozyme Board (or a committee thereof) has determined in good faith that such Acquisition Proposal is a Superior Offer, the Inozyme Board may make a Company Adverse Change Recommendation in response to an Acquisition Proposal or, provided that Inozyme is not in breach of the Merger Agreement, Inozyme may terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may be taken if and only if:

•

the Inozyme Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties to Inozyme’s stockholders under applicable laws;

•

Inozyme has given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Proposal at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation);

•

Inozyme has provided to Parent a summary of the material terms and conditions of such Acquisition Proposal in accordance with the terms of the Merger Agreement together with drafts of any documentation being negotiated in connection with the applicable Acquisition Proposal;

•

Inozyme has given Parent four (4) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and, to the extent requested by Parent, will have negotiated in good faith with Parent and its Representatives (and will have made its Representatives reasonably available to discuss and negotiate with Parent and its representatives) with respect to such proposed revisions or other proposal, if any; and

•	at the end of such four (4) business-day period, the Inozyme Board makes the determination that such Acquisition Proposal is a Superior Offer and the determinations required under the Merger Agreement

(after taking into account in each case the results of any such negotiations and giving effect to the proposals made by Parent, if any, and any amendments to the Merger Agreement and the Transactions proposed by Parent, if any).

The above will also apply to any material amendments, revisions or changes to the terms of any Superior Offer, which will require a new Determination Notice, except that the references to four (4) business days will be deemed to be references to two (2) business days.

Additionally, at any time prior to the Offer Acceptance Time, the Inozyme Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:

•

the Inozyme Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties to Inozyme’s stockholders under applicable laws;

•	Inozyme has provided Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation;

•	Inozyme has specified the Change in Circumstance in reasonable detail;

•

Inozyme has given Parent four (4) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent requested by Parent, will have negotiated in good faith with Parent and its Representatives (and will have made its Representatives reasonably available to discuss and negotiate with Parent and its Representatives) with respect to such proposed revisions or other proposal, if any; and

•

at the end of such four (4) business day period, the Inozyme Board makes the determination under the terms of the Merger Agreement (after taking into account, in each case, the results of any such negotiations and giving effect to the proposals made by Parent, if any, and any amendments proposed to the Merger Agreement and the Transactions by Parent, if any).

The above also will apply to any material changes to the facts and circumstances relating to such Change in Circumstance, such material changes to the facts and circumstances will require a new Determination Notice, and Inozyme will notify Parent of each such material change and the applicable four (4) business day period will be extended until at least three (3) business days after the time that Parent receives notification from Inozyme of each such material change.

For purposes of the Merger Agreement, a “Change in Circumstance” means an event, change, effect, development, condition or occurrence occurring or arising after the date of the Merger Agreement that (a) has a material effect on the business, assets or operations of the Acquired Companies, taken as a whole, and, (b) was neither known by the Inozyme Board as of the date of the Merger Agreement nor reasonably foreseeable as of or prior to the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Inozyme Board prior to the Offer Acceptance Time, other than (i) an Acquisition Proposal, (ii) changes in the market price or trading volume of Inozyme common stock, in and of itself, or (iii) the fact that, in and of itself, Inozyme exceeds any internal or published projections, estimates or expectations for Inozyme’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that, for purposes of clauses (ii) and (iii), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Change in Circumstance,” be taken into account in determining whether a Change in Circumstance has occurred).

None of the provisions described above under “—No Solicitation” or elsewhere in the Merger Agreement will restrict Inozyme from (a) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a),

Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (b) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (c) making any legally required disclosure to the stockholders of Inozyme, so long as any such disclosure that would otherwise constitute a Company Adverse Change Recommendation is taken only in accordance with the provisions described in this “Inozyme Board Recommendation” subsection and it being understood and agreed that any such communication that reaffirms the Inozyme Board Recommendation will be deemed not to be a Company Adverse Change Recommendation, or (d) communicating with any Person or group of Persons (or the representatives of such Person or group of Persons) that makes or renews any Acquisition Proposal at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time so long as such Acquisition Proposal did not result from any breach of the Merger Agreement solely to the extent necessary to direct such Person or group of Persons to the provisions of the Merger Agreement and/or solely to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person or group of Persons. None of the foregoing actions will be deemed to constitute a Company Adverse Change Recommendation to the extent that any such disclosure or communication expressly reaffirms the Inozyme Board Recommendation.

Regulatory Undertakings

Subject to the terms and conditions of the Merger Agreement, each of Parent, Purchaser and Inozyme have agreed to promptly, but in no event later than ten (10) business days after the date of the Merger Agreement, unless otherwise agreed to in writing by Parent and Inozyme make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions, which filing each of Parent and Inozyme intends to make on or around June 2, 2025. Each of Parent, Purchaser and Inozyme will cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

Subject to the terms and conditions of the Merger Agreement, each of Parent, Purchaser and Inozyme have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as practicable, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any Antitrust Law; (b) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (c) the execution and delivery of any additional instruments necessary to consummate the Transactions.

Without limiting the foregoing, during the Pre-Closing Period, Parent, Purchaser, and Inozyme also agreed to use their respective reasonable best efforts to (a) cooperate and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (b) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions, (c) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (d) promptly inform the other party of any communication to or from the U.S. Federal Trade Commission (the “FTC”), U.S. Department of Justice (the “DOJ”) or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (e) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (f) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (g) except as may be prohibited by any governmental body or by any law and to the extent practicable, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, each party will provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference, including any virtual or telephonic meetings and discussions, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, that materials required to be provided pursuant to the foregoing may be redacted (i) to remove references concerning the valuation of Parent, Purchaser, Inozyme, or any of their respective subsidiaries or assets, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to preserve privilege. Each party will respond as promptly as practicable to requests to provide information, documentation, other material or testimony that may be reasonably requested by any governmental body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any governmental body in connection with such applications or filings for the transactions contemplated by the Merger Agreement.

Parent will pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but Inozyme will bear its own costs for the preparation of any such filings. Neither party will commit to or agree with any governmental body to stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act, not consummate the Transactions for any period of time, or enter into any timing agreement, without the prior written consent of the other party (such consent not to be unreasonably withheld).

Access to Information

During the Pre-Closing Period, upon reasonable advance notice to Inozyme, Inozyme and its directors, employees and officers will, and Inozyme will direct its other Representatives to (a) provide Parent and its representatives with reasonable access during Inozyme’s normal business hours to Inozyme’s officers, employees, other personnel, and assets and to all existing books and records (including tax returns, work papers and other documents and information relating to the Acquired Companies), subject to customary exceptions and limitations as set forth in the Merger Agreement.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that, for a period of six (6) years from the Merger Effective Time, all rights to indemnification, advancement of expenses and exculpation by Inozyme existing in favor of those persons who were directors and officers of Inozyme as of the date of the Merger Agreement or have been directors and officers of Inozyme in the past (the “Indemnified Parties”) for their acts and omissions occurring prior to the Merger Effective Time, including in respect of the Transactions, as provided in the certificate of incorporation and bylaws of Inozyme as of the date of the Merger Agreement, as well as in certain indemnification agreements between said Indemnified Parties and Inozyme made available to Parent or Parent’s representatives prior to the date of the Merger Agreement, will survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, and will be observed by Parent, Inozyme as the Surviving Corporation and their successors and assigns to the fullest extent available under Delaware Law, and any claim made pursuant to such rights within such six (6) year period will be subject to the terms of the Merger Agreement.

The Merger Agreement also provides that, from and after the Merger Effective Time until the sixth anniversary of the date of the closing of the Merger (the “Closing Date”), Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable laws and the certificate of incorporation of Inozyme (as in effect as of the date of the Merger Agreement), indemnify, defend and hold harmless each Indemnified Party in his or her capacity as an officer or director of Inozyme against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of Inozyme in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of Inozyme at or prior to the Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the Transactions. Without limiting the foregoing, from the Merger Effective Time until the sixth (6th) anniversary of the Closing Date, the Indemnifying Parties will also, to the fullest extent permitted under applicable laws and the certificate of incorporation of Inozyme (as in effect as of the date of the Merger Agreement), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred b the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to the terms of the Merger Agreement and subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under the Merger Agreement.

The Merger Agreement also provides that, from and after the Merger Effective Time until the sixth anniversary of the Merger Effective Time, the Surviving Corporation must maintain (and Parent must cause the Surviving Corporation to maintain) in effect, a directors’ and officers’ liability insurance maintained by Inozyme as of the date of the Merger Agreement for the benefit of the Indemnified Parties who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Merger Effective Time in their capacities as directors and officers of Inozyme (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. Alternatively, at or prior to the Merger Effective Time, Parent or Inozyme may, through a nationally recognized insurance broker purchase a six-year “tail” policy for Inozyme policy effective as of the Merger Effective Time, subject to the limitations specified under the Merger Agreement.

Employee Benefits

For a period of one year following the Merger Effective Time, Parent will provide, or cause to be provided, to each employee of Inozyme who is employed by Inozyme as of immediately prior to the Merger Effective Time and who continues to be employed by Parent or the Surviving Corporation (or any affiliate thereof) during such one-year period (each, a “Continuing Employee”) (a) (i) base salary (or base wages, as the case may be), (ii) short-term target cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities), in each case, in an amount no less than the level or opportunity that was provided to each such Continuing Employee prior to the Merger Effective Time, (b) equity compensation (excluding new-hire grants) in an amount equal to the level or opportunity that is provided by Parent or any subsidiary of Parent to similarly situated employees of Parent or any Subsidiary of Parent, and (c) other employee benefits (including severance benefits, health and welfare benefits and defined contribution retirement benefits) that is no less favorable in the aggregate than either, in Parent’s discretion, the employee benefits (including health and welfare benefits and defined contribution retirement benefits), in the aggregate, provided to (x) each such Continuing Employee as of immediately prior to the Merger Effective Time and (y) similarly-situated employees of Parent or any subsidiary of Parent.

From and after the Merger Effective Time, Parent will use commercially reasonable efforts to, or to cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit for purposes of eligibility to participate in benefit accrual, and vacation entitlement for service with Inozyme and its subsidiaries under the comparable employee retirement, health and welfare benefit plans of Parent or the Surviving Corporation, as applicable, in which such employees become participants; provided, that the foregoing will not apply with respect to (a) benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits or (b) any equity compensation provided to Continuing Employees. As of the Merger Effective Time, Parent will, or will cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable employee plan as of the Merger Effective Time, which will not be subject to accrual limits or forfeiture.

From and after the Merger Effective Time, with respect to each benefit plan maintained by Parent or any of its Subsidiaries that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent will use commercially reasonable efforts to cause each such Parent Welfare Plan to (a) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations, and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations, and exclusions would not have applied or would have been waived under the corresponding Inozyme employee plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, the provisions in the paragraph immediately above with respect to service credit will control; and (b) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment, deductible or out-of-pocket maximum requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable employee plan.

Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten (10) business days prior to the Closing Date, Inozyme will cause its 401(k) Plan (the “401(k) Plan”) to be terminated. If Parent provides such written notice to Inozyme, Inozyme will provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and Inozyme will have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require.

Transaction Litigation

Inozyme has agreed to promptly notify Parent of any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving Inozyme, the Inozyme Board, any committee thereof and/or any of Inozyme’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any of the Transactions or disclosures of a party relating to the Transactions (including any such claim or legal proceeding based on allegations that Inozyme’s entry into the Merger Agreement or the terms and conditions of the Merger Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Inozyme Board or any officer of Inozyme) or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by Inozyme (collectively, any “Transaction Litigation”) threatened or commenced against Inozyme and/or its directors or officers. Inozyme has also agreed to give Parent the right to review and comment on all material filings or responses to be made by Inozyme in connection with such Transaction Litigation, and the right to consult on the settlement with respect to such Transaction Litigation, and Inozyme must in good faith take such comments into account; provided, however, that Inozyme will control such defense. No such settlement may be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by Inozyme’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of Inozyme. Inozyme will keep Parent reasonably informed with respect to the status of any such Transaction Litigation.

Takeover Laws

If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Offer, the Merger or any of the other Transactions, each of Parent and Inozyme and the members of their respective boards of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other Transactions.

Section 16 Matters

The Merger Agreement provides that Inozyme and the Inozyme Board will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Inozyme Awards in the Transactions by applicable Section 16 individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10 Matters

The Merger Agreement provides that, prior to the Merger Effective Time and to the extent permitted by applicable law, the Compensation Committee will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Inozyme or any of its affiliates and any of the officers, directors or employees of Inozyme that are effective as of the date of the Merger Agreement or are entered into after the date of the Merger Agreement and prior to the Merger Effective Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Stock Exchange Delisting and Deregistration

Inozyme has agreed to, prior to the Closing, cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Merger Effective Time.

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

•

There will not have been issued by any court of competent jurisdiction and remain in effect any temporary, preliminary or permanent Order preventing the consummation of the Merger, nor will any law or Order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction and remain in effect which directly or indirectly prohibits, or makes illegal the consummation of the Merger; and

•	Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination

The Merger Agreement may be terminated under any of the following circumstances:

•	by mutual written consent of Parent and Inozyme at any time prior to the Offer Acceptance Time;

•

by either Parent or Inozyme if the Offer Acceptance Time has not occurred on or before midnight, Eastern Time, on November 16, 2025 (the “End Date”); provided, however, that if on November 16, 2025 all of the Offer Conditions, other than the Regulatory Condition and those conditions that by their nature are to be satisfied at the time that the Offer expires, will have been satisfied or waived by Parent, then the End Date will automatically be extended until February 16, 2026 (and all references to the End Date in the Merger Agreement, including in Annex I, will be deemed to be references to February 16, 2026); provided, further, that neither Parent nor Inozyme will be permitted to terminate the Merger Agreement in the event that the failure of the Offer Acceptance Time to occur on or prior to the End Date is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party. We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination Upon End Date”;

•

by either Parent or Inozyme if a court or other governmental body of competent jurisdiction has issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which Order is final and nonappealable. No party will be permitted to terminate the Merger Agreement pursuant to this provision in the event that such party’s failure to perform in any material respect any provision of the Merger Agreement will have been the primary cause of, or resulted in, the issuance of such final and nonappealable order.

•

by Parent, at any time prior to the Offer Acceptance Time, if: (a) the Inozyme Board has failed to include the Inozyme Board Recommendation in the Schedule 14D-9 when mailed, or has effected a Company Adverse Change Recommendation (provided, that any written notice, including a Determination Notice, of Inozyme’s intention to make an Adverse Change Recommendation in advance of making a Company Adverse Change Recommendation having not resulted in Parent having any termination rights under the Merger Agreement unless such written notice otherwise constitutes a Company Adverse Change Recommendation); (b) the Inozyme Board has failed to publicly reaffirm its recommendation of the Merger Agreement within ten (10) business days after Parent so requests in writing; provided that Parent may only make such request once every thirty days; or (c) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Inozyme Board fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer. We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination Upon Trigger Event”;

•

by Parent, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in Article 4 of the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Inozyme has occurred such that the Representations Condition or the Obligations Condition would not be satisfied and cannot be cured by Inozyme by the End Date, or if capable of being cured by the End Date, has not been cured within 30 days of the date on which Parent gives Inozyme written notice of such breach or failure to perform. Parent will not have the right to terminate the Merger Agreement pursuant to this provision if either Parent or Purchaser is then in material breach of any of its respective representation, warranty, covenant or obligation hereunder. We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination Upon Inozyme Breach”;

•

by Inozyme, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, only if Inozyme has complied in all material respects with its obligations described under “—No Solicitation” and “—Inozyme Board Recommendation,” with respect to such Superior Offer and substantially concurrently with such termination Inozyme pays to Parent the Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination for Superior Offer”;

•

by Inozyme, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in Article 5 of the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser has occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, has not been cured within 30 days of the date Inozyme gives Parent written notice of such breach or failure to perform. Inozyme will not be permitted to terminate the Merger Agreement pursuant to this provision if Inozyme is then in material breach of any representation, warranty, covenant or obligation hereunder; or

•

by Inozyme in the event that (a) Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by the time the Offer is required to be commenced pursuant to the Merger Agreement (other than due to a breach by Inozyme of its obligations under the Merger Agreement), (b) Purchaser has terminated the Offer prior to the effective Expiration Date (as such Expiration Date is extended and re-extended in accordance with the Merger Agreement) unless otherwise permitted to do so pursuant to the Merger Agreement, or (c) Purchaser has failed to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated pursuant to its terms, it will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Inozyme or their respective directors, officers and affiliates following any such termination, except that (a) certain specified provisions of the Merger Agreement, as well as the Non-Disclosure Agreement (as defined and described below), will survive such termination, including the provisions described in “—Termination Fees” below, and (b) no such termination will relieve any party from any liability or damages to the other in respect of any common law fraud or Willful Breach of the Merger Agreement prior to such termination.

Termination Fees

Inozyme will pay Parent a termination fee of $8,700,000 in cash (the “Termination Fee”) in the event that:

•	the Merger Agreement is terminated by Inozyme pursuant to a Termination for Superior Offer;

•	the Merger Agreement is terminated by Parent pursuant to a Termination Upon Trigger Event; or

•

(a) (i) the Merger Agreement is terminated pursuant to a Termination Upon End Date (but, in the case of a termination by Inozyme, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to a Termination Upon End Date), or (ii) a Termination Upon Inozyme Breach (only if the relevant breach giving rise to the right of termination constitutes a Willful Breach (as defined in the Merger Agreement)), (b) after the date of the Merger Agreement and prior to such termination, a person has publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal has not been publicly withdrawn prior to the time of the termination of the Merger Agreement and (c) within twelve months of such termination, Inozyme has consummated the transactions contemplated by an Acquisition Proposal or entered into a definitive agreement with respect to an

Acquisition Proposal (which Acquisition Proposal is subsequently consummated (with the references to “20%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”).

Inozyme will pay, or will cause to be paid, to Parent the Termination Fee by wire transfer of same day funds to an account designed in writing by Parent (a) in the case of a termination by Inozyme pursuant to a Termination for Superior Offer, substantially concurrently with the termination of the Merger Agreement (it being agreed that if such termination occurs on a day that is not a business day, “substantially concurrently”, will mean no later than on the next business day), (b) in the case of a termination by Parent in accordance with a Termination Upon Trigger Event, within two business days after such termination or (b) in the case of a termination pursuant to a Termination Upon End Date or Termination Upon Inozyme Breach (solely if the relevant breach giving rise to a right of termination under a Termination Upon Inozyme Breach constitutes a Willful Breach), and solely under the circumstances described immediately prior to the consummation of the Acquisition Proposal referred to in such bullet.

Inozyme will not be required to pay the Termination Fee on more than one occasion. Except in the case of common law fraud or Willful Breach, in the event that Parent or its designee receives full payment of the Termination Fee, the receipt of the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates and representatives or any other person in connection with the Merger Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective affiliates and representatives (collectively, “Parent Related Parties”) or any other person will be entitled to bring or maintain any claim, action or proceeding against Inozyme, any of its affiliates or any of its representatives arising out of, relating to, or in connection with, the Merger Agreement, any of the Transactions or any matters forming the basis for such termination (other than in the case of common law fraud or Willful Breach).

Subject to the terms of the Merger Agreement, Parent’s right to receive payment from Inozyme of the Termination Fee will be the sole and exclusive remedy of Parent Related Parties against Inozyme and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Termination Fee becomes due and payable (other than common law fraud and Willful Breach), and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the Transactions.

Pursuant to the Merger Agreement, Parent and Purchaser may seek specific performance to cause Inozyme to consummate the Transactions in accordance with the terms of the Merger Agreement or the payment of the Termination Fee, but in no event will Parent or Purchaser be entitled to both (a) equitable relief ordering Inozyme to consummate the Transactions and (b) the payment of the Termination Fee.

Fees and Expenses

Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Specific Performance

Parent, Purchaser and Inozyme have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or if they otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

Other Agreements

Support Agreements

The following is a summary of the material provisions of the Support Agreements (as defined below). The following description of the Support Agreements is only a summary and is qualified in its entirety by reference to the Form of Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Concurrently with entry into the Merger Agreement, Parent entered into Support Agreements (as they may be amended from time to time, the “Support Agreements”), dated as of May 16, 2025, with certain stockholders of Inozyme (collectively, the “Supporting Stockholders”). Collectively, these stockholders have beneficial ownership of approximately 11.2% of the Shares (excluding Shares represented by vested and unvested Inozyme Options and Inozyme RSUs they hold).

Each Support Agreement provides that the Supporting Stockholder will tender into the Offer, and not withdraw or cause to be withdrawn, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Support Agreement (the “Owned Shares”) or that the Supporting Stockholder acquires after such date (the “Additional Owned Shares” and, together with the Owned Shares, the “Covered Shares”). Each Supporting Stockholder’s Covered Shares must be tendered into the Offer promptly, and in any event no later than the latest of (but in any event prior to the Expiration Date): (a) ten (10) business days following the commencement of the Offer; and (b) in the case of Additional Owned Shares, the earlier of (i) three (3) business days following the acquisition of such Additional Owned Shares and (ii) one (1) business day prior to the Expiration Date.

Each Supporting Stockholder has also agreed to vote, or execute consents with respect to, all of the Supporting Stockholder’s Covered Shares:

•

in favor of the approval of any proposal considered and voted upon by Inozyme stockholders at any meeting of the stockholders of Inozyme (or by written consent) necessary or desirable to effect the consummation of the Offer, Merger or the other Transactions;

•

against any proposal, action or agreement that would reasonably be expected to (a) prevent or nullify any provision of the Support Agreements, (b) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Stockholders or Inozyme contained in the Merger Agreement, or (c) result in any of the Offer Conditions or conditions to the Merger as set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date (as defined in Section 3 of the Support Agreements);

•	against any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Offer, the Merger or the other Transactions;

•

against any (a) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Acquired Companies (as defined in the Merger Agreement), or (b) sale, lease, license or transfer involving the Company Product (as defined in the Merger Agreement) or a material amount of assets (including, for the avoidance of doubt, any Intellectual Property (as defined in the Merger Agreement) or capital stock of any subsidiary) of the Acquired Companies, taken as a whole, or agreement relating to the foregoing (other than the Merger Agreement and the Transactions);

•

against any change in or to (a) the Inozyme Board that is not recommended or approved by the Inozyme Board, (b) the present capitalization or corporate structure of Inozyme or (c) the Certificate of Incorporation of Inozyme not consented to by Parent under the Merger Agreement; and

•

against any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Each Support Agreement will terminate automatically and without further action upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Effective Time, (c) any modification or amendment to the Merger Agreement or the Offer that is effected without the Supporting Stockholder’s prior written consent and which modification or amendment decreases the Offer Price or changes the form of consideration payable to the Supporting Stockholder pursuant to the terms of the Merger Agreement, or (d) the mutual written consent of Parent and such Supporting Stockholder.

The foregoing summary of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, a copy of which Purchaser has filed with the SEC as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

Mutual Non-Disclosure Agreement

On May 8, 2024, Inozyme and Parent entered into a mutual non-disclosure agreement (the “Non-Disclosure Agreement”), pursuant to which the parties agreed to customary restrictions on the use and disclosure of confidential information furnished in connection with a potential business or collaborative relationship. The Non-Disclosure Agreement includes customary provisions regarding the treatment of confidential information, the return or destruction of materials upon request, exclusions from the definition of confidential information, and the right to seek equitable relief for unauthorized disclosures. The Non-Disclosure Agreement does not contain a standstill provision or any non-solicitation provision, and expires in accordance with its terms on May 8, 2027. The foregoing summary of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the Non-Disclosure Agreement, a copy of which is filed with the SEC as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

Exclusivity Agreement.

On May 10, 2025, Inozyme and Parent entered into an exclusivity agreement (the “Exclusivity Agreement”) pursuant to which the parties agreed to negotiate exclusively with each other regarding a potential transaction until 11:59 p.m., Pacific Time, on May 12, 2025 with automatic and successive extensions by 24 hours without further action of either party if neither party provided notice of termination by 5:00 p.m., Pacific Time on the then current expiration date of the exclusivity period. Under the terms of the Exclusivity Agreement, Inozyme agreed that, during the exclusivity period, neither it nor its representatives would, among other things, solicit, induce or knowingly facilitate any inquiries, proposals, or offers relating to, or engage in discussions or negotiations regarding, any alternative acquisition proposal. The foregoing summary of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed with the SEC as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

14. Dividends and Distributions

The Merger Agreement provides that during the Pre-Closing Period, except (a) as required under the Merger Agreement or as required by applicable laws, (b) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (c) as set forth in the Disclosure Letter, Inozyme will not, and will cause each of its subsidiaries not to, establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Inozyme’s capital stock (including the Shares) other than certain specific exceptions contained in the Merger Agreement.

15. Conditions to the Offer

Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any Shares, and may delay the acceptance for payment or the purchase of any Shares validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer), and, to the extent permitted by the Merger Agreement, may terminate the Offer or amend the Offer as otherwise permitted by the Merger Agreement and not accept for payment any tendered Shares: (a) if the Merger Agreement has been terminated in accordance with its terms; and (b) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of the Merger Agreement), if (i) any of the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition have not been satisfied by the Expiration Date; or (ii) any of the additional conditions set forth below have not been satisfied or waived in writing by Parent as of the Expiration Date:

•

the number of Shares (a) validly tendered (and not validly withdrawn) prior to the Expiration Date and (b) otherwise beneficially owned by Parent or Purchaser (or any wholly-owned subsidiary of Parent or Purchaser), if any, collectively represent at least one Share more than 50% of the then-issued and outstanding Shares as of the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) (the “Minimum Condition”);

•

(a) the representations and warranties of Inozyme set forth in Section 4.4(a), Section 4.4(c) and Section 4.4(e) (Capitalization, Etc.) of the Merger Agreement will have been accurate in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and will be accurate in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (b) the representations and warranties of Inozyme set forth in Section 4.1 (Due Organization; Subsidiaries Etc.) Section 4.4 (Capitalization, Etc.) (other than Section 4.4(a), Section 4.4(c) and Section 4.4(e)), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.26 (Merger Approval) and Section 4.28 (Brokers and Other Advisors) of the Merger Agreement will have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and will be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (c) the representations and warranties of Inozyme set forth in Section 3.5(a) (Absence of Changes) will have been accurate as of the date of the Merger Agreement and will be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard set forth in this clause (c) only as of such date)); (d) all of the other representations and warranties of Inozyme set forth in the Merger Agreement (other than those referred to in clauses (a), (b) and (c) above) will have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and will be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time

(except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect (the “Representations Condition”);

•

Inozyme having complied with or performed in all material respects all of Inozyme’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•

since the date of the Merger Agreement, there will not have occurred any Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “The Offer—Section 15—Conditions to the Offer”) that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

•	the waiting period (or any extension thereof) applicable to the Offer under the HSR Act and any timing agreement with any governmental body has expired or been terminated (the “Regulatory Condition”);

•

Parent and Purchaser having received a certificate executed on behalf of Inozyme by Inozyme’s Chief Executive Officer or its Chief Financial Officer confirming that the Representations Condition, the Obligations Condition and the MAE Condition have been duly satisfied;

•

there not having been issued by any court of competent jurisdiction or remaining in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer, nor any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body of competent jurisdiction that remains in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “Order Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The Offer is not subject to, or contingent upon, any financing condition.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser and, except for the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition (which may only be waived with the prior written consent of Inozyme), may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable law. Any reference in this Section 15 or in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

The term “Material Adverse Effect” means any change, effect, circumstance, fact, event or occurrence (each, an “Effect”) which, individually or in the aggregate with all other Effects, either (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by Inozyme of the Offer or the Merger; provided, that, in the case of clause (a) of this definition, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any Effect generally affecting the U.S. or foreign economies, financial, credit, banking, capital, currency or securities markets, or political, legislative, or regulatory conditions (including a government shutdown), in the United States or any other country or region in the world including any disruption thereof and the outcome of any election or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, or (C) inflation or any changes in the rate of increase or decrease of inflation; (ii) any Effect arising out of general conditions in any industry in which the Acquired Companies operate; (iii) any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs; (iv) any Effect arising out of any change (or proposed change) in the United States generally accepted accounting principles (“GAAP”) or other accounting standards or any compliance with or action taken for the purpose of complying with GAAP or other accounting standards (or enforcement or interpretation of any of the foregoing); (v) (A) any Effect arising out of any changes or proposed changes in law or other legal or regulatory conditions or any compliance with or action taken for the purpose of complying with any law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law or policy (or the enforcement or interpretation thereof) by any governmental body, or any panel or advisory body empowered or appointed thereby or (B) any Effect arising out of or resulting from the Inflation Reduction Act of 2022, or any changes or proposed changes to such law; (vi) any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a governmental body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing), including any acts of war or hostilities or sanctions imposed in connection with the current disputes involving (A) the Russian Federation and Ukraine or (B) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved; (vii) any Effect arising out of earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics, quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or any acts of god, force majeure events, weather or environmental events, health emergencies, pandemics or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto in the United States or any other country or region in the world, or any escalation of the foregoing; (viii) any change in the market price or trading volume of Inozyme’s stock or change in Inozyme’s credit ratings; (ix) any failure by Inozyme to meet, or changes to, published or internal or analysts’ expectations, projections, forecasts, guidance, milestones or forecasts of revenue, estimates, expenses, earnings or loss, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by Inozyme or any third parties); (x) to the extent not involving any wrongdoing by any of the Acquired Companies or any of their respective Affiliates or Representatives acting on behalf of any of the Acquired Companies and other than for purposes of any representation or warranty contained in Section 4.14 (Regulatory Matters) or Section 4.17 (Governmental Authorizations) of the Merger Agreement, regulatory, preclinical or clinical, or manufacturing Effects relating to or affecting any Company Product (as defined in the Merger Agreement) or any product or product candidate competitive with or related to any Company Product, including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any Company Product, (B) any regulatory actions, requests, recommendations, determinations or decisions of any governmental body relating to any Company Product or any product or product candidate competitive with or related to any Company Product (or the manufacture, commercialization or sale thereof), (C) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any Company Product, any delay, hold or termination of any planned application for marketing or pricing approval with respect to any Company Product, or any delay in launching commercial sales of any Company Product in any jurisdiction, (D) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations (including increased incidence or severity of any of the foregoing) related to or arising from any preclinical or clinical studies, trials or tests or otherwise with respect to any Company Product or any product or product candidate competitive with or related to any Company Product, or announcements of any of the foregoing, (E) approval by the FDA or another governmental body, market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product, (F) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any Company Product, (G) any production or supply chain disruption affecting the manufacture of any Company Product, (H) any delay, hold or termination of approval with respect to the manufacture, processing, packing or testing of any Company Product or with respect to any manufacturing facilities, or (I) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Bodies or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any product or product candidate competitive with or related to any Company Product; (xi) any Effect or other matter resulting from the announcement or pendency of the Merger Agreement (other than for purposes of any representation or warranty contained in Section 4.5 (Non-Contravention; Consents) of the Merger Agreement); (xii) (A) any adverse Effect arising directly out of or otherwise directly relating to any action taken by Inozyme at the written direction of Parent, or (B) any action specifically required to be taken by Inozyme by the Merger Agreement; (xiii) any Effect arising out of or relating to Parent’s or Purchaser’s breach of the Merger Agreement; (xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any Shares pursuant to the DGCL in connection herewith; or (xv) any item or matter set forth in the Disclosure Letter. However, in the cases of clauses (i), (ii), (iv), (v), (vi), (vii), (vii) and (ix) such exclusion is not applicable to the extent such matter has a disproportionate Effect on Inozyme relative to other companies in the industries in which Inozyme operates that are of a similar size to Inozyme. Furthermore, in the cases of clauses (viii) and (ix), and (xi), the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition.

16. Certain Legal Matters; Regulatory Approvals

General

Except as discussed below in this Section 16, based on our examination of publicly available information filed by Inozyme with the SEC and a review of certain information furnished by Inozyme to Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to Inozyme’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental authority or agency, domestic, foreign or super national, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Inozyme’s business or certain parts of Inozyme’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the satisfaction of the Minimum Condition, and the satisfaction or waiver of the Regulatory Condition, the Obligations Condition and the other conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes

As a Delaware corporation, Inozyme is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Inozyme has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Purchaser and Parent, the Inozyme Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other Transactions.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Inozyme conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws.

To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”

Antitrust Approvals

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

Pursuant to the Merger Agreement, each of Parent and Inozyme intends to file on or around June 2, 2025 a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire 15 days following the filing by the acquiring person of the Premerger Notification and Report Form at 11:59 p.m., Eastern Time, but this period may be (a) shortened if the reviewing agency grants “early termination” of the waiting period, (b) restarted if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or (c) continued if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, ten days after substantial compliance with such request by the acquiring person, unless earlier terminated. The parties may also enter into a timing agreement with the DOJ or FTC to not consummate the Offer for a specified period of time. If any waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until the next day that is not a Saturday, Sunday or federal holiday at 11:59 p.m., Eastern Time.

After expiration of the applicable waiting period, Parent and Inozyme will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “—Section 13—The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

There can be no assurance that regulatory clearances and approvals will be timely obtained or obtained at all, or that a challenge on antitrust, competition or foreign investment control law grounds will not be made and, if so, what the result will be.

Regulatory Undertakings

See “—Section 13—The Transaction Documents-Regulatory Undertakings.”

17. Fees and Expenses

We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Paying Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Paying Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, not contained in this Offer to Purchase or in the related Letter of Transmittal.

We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Inozyme has filed the Schedule 14D-9, together with the exhibits thereto, setting forth the Inozyme Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning Inozyme” and “—Section 9—Certain Information Concerning Purchaser and Parent” above.

Incline Merger Sub, Inc.

June 2, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of BioMarin Pharmaceutical Inc. (“BioMarin” or “Parent”) are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. Unless otherwise indicated, the business address of each director and executive officer is 105 Digital Drive, Novato, California, 94949. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Elizabeth McKee Anderson*	Elizabeth McKee Anderson joined BioMarin’s board of directors in July 2019 and serves as Chair of BioMarin’s Compensation Committee. Ms. Anderson held various senior leadership positions at Johnson & Johnson from 2003 until her retirement in 2014.	USA

Barbara W. Bodem*	Barbara Bodem has served on BioMarin’s board of directors since December 2023. Ms. Bodem was interim Chief Financial Officer of Dentsply Sirona Inc., a public dental equipment and supplies manufacturing company, from April 2022 to October 2022. Prior to that, she served as Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc., a medical device and medical technology provider, from 2018 until its acquisition by Baxter International Inc. in 2021.	USA

Athena Countouriotis, M.D.*	Athena Countouriotis, M.D. joined BioMarin’s board of directors in December 2023. Dr. Countouriotis is co-founder, President, Chief Executive Officer and Chairperson of Avenzo Therapeutics, Inc., a private biotechnology company, since October 2022. Prior to that, she served as President and Chief Executive Officer of Turning Point Therapeutics, Inc., an oncology company, from May 2018 to August 2022, leading the company through its initial public offering and eventual acquisition by Bristol Myers Squibb.	USA

Willard Dere, M.D.*	Willard Dere, M.D. joined BioMarin’s board of directors in July 2016 and serves as Chair of the Science and Technology Committee. He is currently Professor Emeritus of Internal Medicine at the University of Utah and Chief Advisor to the Chief Executive Officer and Chief Medical Officer (part-time) at Angitia Biopharmaceuticals, a private biopharmaceutical company. Dr. Dere served as Professor of Internal Medicine and the B. Lue and Hope S. Bettilyon Presidential Endowed Chair in Internal Medicine for Diabetes Research, Co-Director of the Utah Clinical and Translational Science Institute, Co-Director of the Center for Genomic Medicine, and the Associate Vice President for Research at the University of Utah Health Sciences Center from November 2014 to June 2022.	USA

Mark J. Enyedy*	Mark J. Enyedy has served on BioMarin’s board of directors since December 2023. Mr. Enyedy served as the President and Chief Executive Officer of ImmunoGen, Inc., a public biotechnology company, from May 2016 until February 2024, when ImmunoGen, Inc. was acquired by AbbVie Inc.	USA

Alexander Hardy*	Alexander Hardy has served as BioMarin’s President and Chief Executive Officer and a member of BioMarin’s board of directors since December 2023. Mr. Hardy has more than 30 years in the global pharmaceutical industry. Prior to BioMarin, he spent nearly 20 years at Genentech, Inc. and Roche, most recently serving as Chief Executive Officer of Genentech, Inc. since May 2019.	USA

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Maykin Ho, Ph.D.*	Maykin Ho, Ph.D. joined BioMarin’s board of directors in February 2021. Dr. Ho has been a venture partner of Qiming Venture Partners, a venture capital firm in China and Hong Kong, since July 2015 and is a member of the Biotech Advisory Panel of the Stock Exchange of Hong Kong.	USA

Robert J. Hombach*	Robert J. Hombach joined BioMarin’s board of directors in September 2017 and currently serves as Chair of the Audit Committee. Mr. Hombach served as Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Inc., a public biopharmaceutical company, until it was acquired by Shire plc, in June 2016.	USA

Richard A. Meier*	Richard A. Meier has served as the Chair of BioMarin’s board of directors since December 2023 and a director since December 2006. Before becoming the Chair of BioMarin’s board of directors, he served as BioMarin’s Lead Independent Director from June 2015 to November 2023. Mr. Meier currently serves as the Chief Executive Officer and a member of the board of directors of TwinMed, LLC, a private healthcare services company. He previously served as President and Chief Executive Officer and a member of the board of Rockley Photonics Holdings Ltd., a public medical technology company[2], from December 2022 to May 2023 and as President and Chief Financial Officer from October 2022 to December 2022. Prior to Rockley, Mr. Meier was Executive Vice President and Chief Financial Officer of Intersect ENT, Inc., a public medical technology company, a position he held from November 2019 through June 2022 when it was acquired by Medtronic.	USA

Timothy P. Walbert*	Timothy P. Walbert joined BioMarin’s board of directors in February 2025. Mr. Walbert is currently senior advisor at Amgen, a biotechnology company. Most recently, Mr. Walbert served as the chairman, president and chief executive officer of Horizon Therapeutics, a biopharmaceutical company, from 2008 to October 2023, when it was acquired by Amgen for $28.3 billion.	USA

Erin Burkhart	Erin Burkhart joined BioMarin in May 2022 and currently serves as Group Vice President and Chief Accounting Officer. Ms. Burkhart previously worked at Eli Lilly & Company, a public pharmaceutical company, from August 2014 to April 2022, where she held various accounting and finance roles of increasing responsibility during her tenure, including Associate Vice President, US Gross-to-Net Business Analysis from April 2021 to April 2022 and Associate Vice President, Accounting Operations and Reporting from January 2018 to April 2021.	USA

G. Eric Davis	G. Eric Davis joined BioMarin in March 2004 and currently serves as Executive Vice President, Chief Legal Officer and Secretary. From March 2016 to March 2022, Mr. Davis served as BioMarin’s Executive Vice President, General Counsel and Secretary.	USA

Gregory R. Friberg, M.D.	Gregory R. Friberg, M.D. joined BioMarin in September 2024 and currently serves as Executive Vice President and Chief Research & Development Officer. Dr. Friberg is responsible for BioMarin’s discovery research, preclinical, translational and clinical programs, as well as global regulatory and medical affairs. Prior to joining BioMarin, Dr. Friberg spent 18 years at Amgen, a biotechnology company, where he served most recently as Vice President, Global	USA

[2]

In January 2023, Rockley filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. In March 2023, the Bankruptcy Court approved Rockley’s Prepackaged Plan of Reorganization, and the company emerged from bankruptcy as a private company.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Medical Affairs, Rare Disease. During his time at Amgen, he was responsible for advancing multiple medicines from investigational new drug application filing through late-stage development, and also served as the head of global development for Amgen’s hematology/oncology and bone portfolios.

C. Greg Guyer, Ph.D.	C. Greg Guyer, Ph.D. joined BioMarin in May 2020 and currently serves as Executive Vice President and Chief Technical Officer. Dr. Guyer is responsible for overseeing BioMarin’s manufacturing, process development, quality, supply chain, engineering and analytical chemistry departments.	USA

Cristin Hubbard	Cristin Hubbard joined BioMarin in May 2024 and currently serves as Executive Vice President and Chief Commercial Officer. She is responsible for leading BioMarin’s global commercial operations and portfolio strategy. Ms. Hubbard joined BioMarin following more than 20 years in the biopharmaceutical and diagnostics industries. She was most recently head of Global Product Strategy for Roche Pharmaceuticals, a pharmaceutical company, from May 2023 to March 2024, where she was responsible for lifecycle management, global commercial strategy and accelerating delivery of the company’s medicines from development to commercialization, across five therapeutic areas. Prior to such role, she spent over 16 years at Roche and Genentech, a biotechnology company, serving in a number of leadership positions across both organizations. Ms. Hubbard started her career as a medicinal chemist at Theravance Biopharma, Inc.	USA

Brian R. Mueller	Brian R. Mueller joined BioMarin in December 2002, currently serves as Executive Vice President and Chief Financial Officer and from March 2011 to June 2020 he served as Chief Accounting Officer.	USA

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Incline Merger Sub, Inc. (“Purchaser”) are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Purchaser. Unless otherwise indicated, the business address of each director and executive officer of Purchaser is 105 Digital Drive, Novato, California, 94949. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

G. Eric Davis*	G. Eric Davis joined BioMarin in March 2004 and currently serves as Executive Vice President, Chief Legal Officer and Secretary of BioMarin Pharmaceutical Inc. (“BioMarin”) and President of Purchaser. From March 2016 to March 2022, Mr. Davis served as BioMarin’s Executive Vice President, General Counsel and Secretary.	USA

Eric Fleekop*	Eric Fleekop joined BioMarin in 2015 and currently serves as Vice President, Deputy General Counsel of BioMarin and Secretary of Purchaser. From October 2022 to March 2023, Mr. Fleekop served as BioMarin’s Executive Director, Corporate Counsel – Corporate and Securities, from February 2021 to October 2022, Mr. Fleekop served as BioMarin’s Senior Director, Corporate Counsel – Corporate and Securities and from August 2018 to February 2021, Mr. Fleekop served as BioMarin’s Director, Corporate Counsel – Corporate and Securities.	USA

Brian Mueller*	Brian R. Mueller joined BioMarin in December 2002 and currently serves as Executive Vice President and Chief Financial Officer of BioMarin. From March 2011 to June 2020 he served as Chief Accounting Officer of BioMarin.	USA

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Paying Agent at one of the addresses set forth below:

The Paying Agent for the Offer is:

Computershare Trust Company, N.A.

If delivering by trackable mail, including overnight delivery, or other expedited service:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions; COY: INZY

150 Royall Street, Suite V

Canton, Massachusetts 02021

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: INZY P.O. Box 43011 Providence, Rhode Island 02940-3011

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call +1 (877) 687-1871 (toll-free from the United States and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and brokers may call collect: +1 (212) 750-5833